EXECUTION VERSIONExhibit 10.31

HOTEL PURCHASE AND SALE AGREEMENT

dated as of December 13, 2017

by and between

RP/HH ROSSLYN HOTEL OWNER, LP

as Seller,

and

SOTHERLY HOTELS LP

as Purchaser

Hyatt Centric Arlington

HOTEL PURCHASE AND SALE AGREEMENT

THIS HOTEL PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 13th day of December, 2017 (the “Effective Date”), by and between RP/HH Rosslyn Hotel Owner, LP, a Delaware limited partnership (“Seller”), and Sotherly Hotels LP, a Delaware limited partnership and its permitted assigns (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller is the owner of a leasehold interest in the hotel property commonly known as the Hyatt Centric Arlington, located at 1325 Wilson Boulevard in Arlington County, Virginia (the “Hotel”), and more particularly described on Exhibit A hereto.

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Property, as defined below, in exchange for cash, pursuant and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

BASIC INFORMATION:

A.Basic Terms.  The following defined terms shall have the meanings set forth below:

Seller:	RP/HH Rosslyn Hotel Owner, LP, a Delaware limited partnership

Purchaser:	Sotherly Hotels LP, a Delaware limited partnership and its permitted assigns

Purchase Price:$81,000,000

Deposit:

$2,000,000 to be deposited in accordance with Section 2.2(a) (including any and all interest thereon, collectively, the “Deposit”).  The Deposit is to be delivered, maintained and released in accordance with Section 2.2(c).

Title CompanyMulti-State Title Agency, LLC

And Escrow Agent301 East Fourth Street

Great American Tower, Suite 3300

Cincinnati, Ohio 45202

Attention:Lynn O. Hughes

Telephone:(513) 651-6498

Facsimile:(513) 651-6777

Email:lhughes@fbtlaw.com

Effective Date:The first date shown in the first paragraph on Page 1 of this Agreement.

Due Diligence

Period:	The period starting on the Effective Date and ending at 11:59 p.m. Eastern Standard Time on January 12, 2018.

Closing Date:	February 12, 2018, subject to extension as provided herein.

B.Notice Addresses.The following are notice addresses for purposes of Section 10.3 of this Agreement:

Purchaser:SOTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

Attention:Andrew M. Sims

Telephone:(757) 229-5648

Email:drewsims@sotherlyhotels.com

copy to:Frost Brown Todd LLC

400 West Market Street, Suite 3200

Louisville, Kentucky 40202

Attention:Geoffrey White, Esq.

Telephone:(502) 568-0202

Email:gwhite@fbtlaw.com

Seller:RP/HH Rosslyn Hotel Owner, LP

c/o Fortress Credit Opportunities I LP

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention:Constantine Dakolias

Telephone:(202) 798-6050

Email:Dean@fortress.com

copy to:Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: Michael Polidoro

Telephone:(212) 515-7792

Email:mpolidoro@fortress.com

copy to:Fortress Investment Group

5221 N. O'Connor Boulevard, Suite 700

Irving, TX 75039

Attention: Scott Tolbert

Telephone:(972) 532-4313

Email:stolbert@fortress.com

copy to:Andrews Kurth Kenyon LLP

450 Lexington Avenue

New York, New York 10017

Attention:Jack P. Flanagan

Telephone:(212) 850-2855

Email:jackflanagan@andrewskurth.com

C.Closing Costs.Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Premium for standard form Title Policy required to be delivered pursuant to Section 7.1(d)	Purchaser

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Purchaser
Costs of any revisions, modifications, updates or recertifications of/to the Existing Survey	Purchaser
Costs for UCC Searches	Purchaser
Recording fees and grantee’s recordation taxes	Purchaser
Grantor’s Taxes and Regional Congestion Relief Fee	Seller
Any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Closing	Purchaser ½ Seller ½

ARTICLE 1

PURCHASE AND SALE

1.1Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following items (collectively, the “Property”):

(a)Seller’s right, title and interest in and to the leasehold interest in and under that certain Indenture of Lease dated as of June 1, 1973, as amended by that certain First Amendment to Agreement of Lease dated as of September 9, 1975, as further amended by that that certain Second Amendment to Agreement of Lease dated as of April 1, 1976, as further amended by that certain Third Amendment to Agreement of Lease dated as of June 30, 1976, as assigned by that certain Assignment of Lease dated as of March 5, 1984, as further amended by that certain Landlord's Consent Agreement dated as of September 30, 1997 (the “Consent”), as further amended by that certain Fourth Amendment to Agreement of Lease dated as of October 1, 1997, and as assigned by that certain Assignment and Assumption of Ground Lease dated as of December 1, 2006 (as amended, the “Ground Lease”) as to the land described on Exhibit A hereto with all rights, privileges and easements appurtenant thereto (the “Real Property”);

(b)Seller’s right, title, and interest in and to the Hotel and all other buildings, improvements, and other items of real estate located on the Real Property (collectively, the “Improvements,” and together with the Real Property, the “Premises”);

(c)Seller’s right, title, and interest in and to all of the following (collectively, the “Personal Property”):

(i)items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, and other tangible personal property located at the Hotel and owned or leased by Seller as of the Closing Date, including all inventories of food and beverage in opened or unopened containers and all in-use or stock of linens, china, glassware, silver, uniforms, towels, paper goods, stationery, soaps, cleaning supplies and the like with respect to the Hotel on hand as of the Closing Date, but specifically excluding (x) any and all tangible or intangible personal property and/or trade fixtures listed on Schedule 1.1(c) hereto and owned or leased by tenants, and/or occupants, concessionaires, licensees, guests, or employees of Seller, Seller’s existing hotel brand franchisor (“Existing Franchisor”), or Highgate Hotels, L.P. (“Hotel Manager”) or any of their respective affiliates, (y) any and all alcoholic beverages, to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, and (z) except as contemplated by Section 3.1 hereof, any and all cash-on-hand, FF&E reserves, and petty cash funds; and

(ii)all intangible personal property owned or possessed by Seller and used exclusively in connection with the ownership or operation of the Hotel (and not in connection with any other hotel or property), including, without limitation, (1) utility and development rights and privileges, (2) restaurant names and other trade names and general intangibles pertaining to the Real Property and the Personal Property related to the Hotel (e.g., phone numbers, internet addresses and domain names); including, without limitation, the marks “Cityhouse” and “Cityhouse Stylized” (the “Restaurant Marks”) as such marks are described in that certain First Amended and Restated Trademark License Agreement, dated as of 2014, by and between Hotel Manager and Seller (the “Restaurant Marks Agreement”) in the event Purchaser elects to assume the same in accordance with Section 5.9 hereof, (3) the share of the final night’s room revenue for the Hotel of registered guests (who have not checked out and who were occupying rooms as of the Adjustment Point, as defined herein), including any sales taxes, room taxes or other taxes thereon (the “Rooms Ledger”) determined pursuant to Article 3, (4) reservations and agreements made or entered into prior to Closing for rooms at the Hotel to be utilized on or after the Closing Date, or for catering services or other hotel services to be provided on or after the Closing Date at or by the Hotel, in each case, consistent with Seller’s historical operations (any such reservations and agreements, the “Advance Bookings”), and (5)

all licenses, permits, concessions and approvals required by any Governmental Authority, as defined herein, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof (the “Authorizations”), but specifically excluding any and all liquor licenses and permits or rights relating to the sale of liquor at the Hotel (subject to Section 1.2), any proprietary information concerning Seller, Hotel Manager or any of their respective affiliates or their properties or other assets (e.g., sales training manuals and interfacing software), and any software licenses for business center computers;

(d)Seller’s interest as lessor pursuant to all leases, concessions, license agreements, and occupancy agreements with respect to the Property under which any tenants (other than registered guests) or concessionaires occupy space at the Property (collectively, the “Leases”) that are in effect on the Closing Date and that Purchaser elects to assume and treat as an Assumed Lease in accordance with Section 5.2 hereof; and

(e)Seller’s right, title, and interest in all written service, supply, trash removal, maintenance, construction, capital improvement and other similar contracts (including any agreements pertaining to facilities not located at the Property, but which are required and presently used for the operation of the Property) in effect with respect to the Property related to the construction, operation, or maintenance of the Property (collectively, the “Contracts”) that Purchaser elects to assume and treat as an Assumed Contract in accordance with Section 5.2, specifically excluding any management agreements, hotel franchise agreements, trademark agreements, and any and all contracts or rights relating to the sale of liquor at the Hotel.

Notwithstanding anything contained in this Section 1.1 to the contrary, the following is specifically excluded from the Property, and none of the following shall be transferred to Purchaser: (a) Seller’s cash in bank accounts and invested with financial or other institutions, (b) any accounts receivable accruing prior to the Adjustment Point (collectively, the “Accounts Receivable”), (c) any credit card merchant numbers of Seller, (d) except as contemplated by Section 4.4 hereof, any insurance policies related to the Property including, without limitation, general liability, operational liability, business interruption, fire and casualty policies, and all proceeds and claims thereunder, (e) any asset management services provided for the benefit of Seller or the Property by any affiliate of Seller, (f) any refunds (including, without limitation, refunds of real estate taxes) attributable to the period prior to the Closing Date, (g) the items described in subsection (x), (y), and (z) of Section 1.1(c)(i), and (h) any other item expressly excluded from the transactions contemplated herein as provided in this Agreement.

1.2Liquor License.  Seller shall make commercially reasonably efforts to cooperate with Purchaser’s application for a liquor license from the Virginia Alcoholic Beverage Control Board.  Notwithstanding the foregoing, upon prior notice delivered to Seller on or before the expiration of the Due Diligence Period, Purchaser shall have the option to require Seller countersign the Application for Continuation of Operations Permit (the “Application”) provided by the Virginia Department of Alcoholic Beverage Control (“VA ABC”) for the purpose of obtaining the General Continuation of Operations Permit providing for the continued purchase, sale and service of alcoholic beverages at the Property by Purchaser after the Closing, which Seller shall provide within five (5) Business Days after notice thereof from Purchaser.  To the extent Purchaser makes such election, Purchaser shall countersign and deliver (providing copies therewith to Seller) such completed Application to the VA ABC at least three (3) weeks prior to Closing.  Thereafter, Seller shall have no liability or responsibility for transfer of the liquor license.  Purchaser shall indemnify and hold Seller, Hotel Manager or the applicable licensee/manager from any and all liabilities, damages, or claims, costs, unpaid operating expenses, penalties, citations, enforcement actions, losses, or expenses (including reasonable attorneys’ fees) incurred by Seller from any violations of the liquor license arising from and after the Closing, except to the extent pertaining to the period prior to the Closing date, which shall survive Closing, except to the extent such liabilities, damages, or claims, costs, penalties, citations, enforcement actions, losses, or expenses arise from the gross negligence or willful misconduct of Seller, Hotel Manager or the applicable licensee/manager.

ARTICLE 2

PURCHASE PRICE

2.1Purchase Price.  The Purchase Price (as such amount may be adjusted as provided for herein) shall be payable in cash by wire transfer of immediately available funds (made in accordance with the wiring instructions provided by Escrow Agent) to a bank account designated by Title Company, in its capacity as Escrow Agent as further provided herein.

2.2Deposit.

(a)Payment of Deposit.  Within two (2) Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent the Deposit, which will be held in accordance with the terms and conditions as set forth herein and on Exhibit I. The Deposit shall be paid in cash by wire transfer of immediately available funds (made in accordance with the wiring instructions provided by the Escrow Agent) to the Escrow Agent.  As used in this Agreement, the term “Business Day” means any day of the year, other than Sunday, Saturday or any other day that the Federal Reserve Bank of Richmond, Virginia recognizes as a federal holiday.

(b)Intentionally Omitted.

(c)Disposition of Deposit.  If the Closing occurs, the Deposit shall be applied as a credit to the Purchase Price at Closing.  In all other cases, the Deposit shall be disbursed in accordance with the terms of this Agreement. The provisions of this Section 2.2(c) shall survive any termination of this Agreement. Purchaser hereby acknowledges and agrees that after the expiration of the Due Diligence Period, if Purchaser has not terminated this Agreement, the Deposit shall be non-refundable to Purchaser, except as specifically set forth herein.

2.3Allocation of Purchase Price.  The Parties shall use reasonable efforts to agree, prior to Closing Date, upon an allocation of the Purchase Price among the Real Property, the Improvements and the Personal Property for federal, state and local tax purposes.  If the Parties cannot agree upon such allocation of the Purchase Price, each Party shall file federal, state and local tax returns based on each Party’s own determination of the proper allocation of the Purchase Price, each bearing its own consequences with respect to any discrepancies.

ARTICLE 3

APPORTIONMENTS AND OTHER ADJUSTMENTS

3.1General.  All items of revenue and expense with respect to the Property, and applicable to the period of time before and after Closing Date, shall be allocated between Seller and Purchaser as provided herein. Pursuant to such allocation, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to 11:59 P.M. (Eastern Standard Time) on the day immediately preceding the Closing Date (the “Adjustment Point”), and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time after the Adjustment Point.  Such adjustments shall be shown on the closing statement or settlement statement prepared by the Escrow Agent at the Closing (the “Closing Statement”).  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  Without limiting the generality of the foregoing, the following items shall be allocated and prorated as of the Adjustment Point:

(a)Real Estate Taxes, Personal Property Taxes and Assessments.  Real estate taxes, personal property taxes, and assessments (and refunds thereof) on the basis of the fiscal year or fiscal years for which assessed.  If the Closing shall occur before a new real property tax rate, personal property tax rate, or assessed valuation is fixed, the apportionment of such tax at Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the actual real estate taxes and personal property taxes have been fixed, the apportionment of taxes shall be recomputed and Seller or Purchaser, as the case may be, promptly upon demand shall make a payment to the other based upon the recomputed apportionment. In addition, if any real property assessment or personal property assessment affects the Hotel as of the Closing Date and such real property assessment or personal property assessment is payable in annual or other installments (whether at the election of Seller or otherwise), only the installment relating to, or payable over, the fiscal period of the assessing authority, part of which is included within the period prior to the Closing Date and part of which is included in the period after the Closing Date, shall be apportioned between Seller and Purchaser as of the Adjustment Point.  The provisions of this paragraph shall survive the Closing.

(b)Utilities.  Utilities and fuel charges, including, without limitation, water, sewer, steam, electricity, gas and oil charges, on the basis of meter readings made as contemporaneously as possible to the Adjustment Point (or, if not possible, on the basis of the most recent previous bills and readings); provided, that upon the taking of subsequent meter readings that are closer in time to the Adjustment Point, then such adjustment shall be recalculated based upon the subsequent readings, and Seller or Purchaser, as the case may be, promptly upon demand, shall make any necessary compensating payments to the other Party.

(c)Escrows and Deposits.  All escrows or similar deposits, if any, made by Seller as security under any public service contracts or other Contracts which will remain on deposit for the benefit of Purchaser after the Closing to the extent such escrows or similar deposits are assigned to Purchaser for which Seller will receive a credit at Closing.

(d)Ground Lease Payments.  All amounts prepaid, accrued or due and payable under the Ground Lease shall be prorated as of the Adjustment Point.  Seller shall be given a credit on the closing statement for any unapplied security deposit held by the ground lessor.

(e)Rents.  Rents, including prepaid Rents and unpaid Rents as and when collected.  As used in this Agreement, “Rents” shall exclude any amounts owed under the Ground Lease and shall include, without limitation, (A) fixed monthly rents and other fixed charges payable by tenants and occupants (including former tenants and occupants) of the Premises pursuant to the Leases relating to the Hotel that are assigned to Purchaser, (B) percentage or overage rents and other charges and amounts payable by tenants based upon their sales or receipts at or from the Hotel, (C) amounts payable by tenants on account of real estate taxes and assessments or increases therein, operating costs or increases therein, insurance charges and the like, and (D) rents or other charges payable by tenants for services of any kind provided to them (including, without limitation, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning and the construction of store enclosures, capital improvements or repairs or other items) for which a separate charge is made.

(f)Construction Contracts.  Purchaser shall receive a credit at Closing for the full amount of any progress payments which have not yet been paid by Seller as vendee under the contracts listed on Schedule 3.1(f), subject to any claims Seller is contesting in good faith (the “Construction Contracts”).

(g)Accounts Receivable.  Seller shall receive a credit at Closing for all Accounts Receivable.  After Closing, Purchaser shall be responsible for and have the right to collect and apply any such Accounts Receivable.

(h)Security Deposits.  Any security deposits held by Seller on the Closing Date (together with the interest, if any, earned thereon for the account of any tenant) shall be delivered to Purchaser or credited in full to Purchaser against the Purchase Price.

(i)Contracts.  Fees and regular charges payable under, or prepaid amounts under, the Contracts to which Seller is a party and relating to Seller’s operations at the Hotel if such Contracts are being assigned to Purchaser and are to continue after the Closing.

(j)Annual Fees for Authorizations.  Annual fees for Authorizations, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing.

(k)Rooms Ledger.  The Rooms Ledger for the Hotel for registered guests (who have not checked out and were occupying rooms as of the Adjustment Point), including any sales taxes, room taxes, occupancy taxes or other taxes thereon for nights prior to the Adjustment Point shall be credited to Seller at Closing. The room’s revenue and applicable taxes for the night preceding Closing shall be apportioned equally between Purchaser and Seller.

(l)Food and Beverage Revenue; Vending Machine Revenue.  All revenue in connection with (i) food and beverage services, if any, at the Hotel (including amounts due from any registered guest of the Hotel), and (ii) vending machines located at the Hotel. All vending machine proceeds shall be counted as close to the Adjustment Point as possible.

(m)Meeting Room Revenue.  To the extent held by (or for the account of) Seller, all revenue generated from meeting rooms at the Hotel.

(n)Sundry Shop Revenue. To the extent held by (or for the account of) Seller, all revenue generated from the sundry shop at the Hotel.

(o)Advance Bookings and Advance Expenses.  Purchaser shall receive a credit at Closing for revenue received by Seller prior to the Adjustment Point for Advance Bookings made during Seller’s period of ownership of the Property. Seller shall receive a credit at Closing for prepaid expenses for goods or services actually paid (including travel agency or travel service commissions) for rooms at the Hotel to be utilized on or after the Closing.

(p)Petty Cash.  All petty cash funds in connection with the guest operations at the Hotel, for which Seller shall receive a credit at Closing in the amount of the total of all petty cash funds on hand and transferred to Purchaser at Closing.

(q)[Intentionally Omitted]

(r)Sales Taxes.  Seller shall be responsible for any and all sales taxes due prior to the Closing and indemnifies and holds Purchaser harmless for any failure to pay or remit any such taxes to the appropriate governmental authority. Purchaser shall be responsible for any sales taxes due after Closing and indemnifies and holds Seller harmless from any failure to pay or remit such taxes to the appropriate governmental authority.  This Section survives Closing.

(s)Restaurants, Bars and Banquets.  Seller shall close out the transactions in the restaurants and bars and any banquets in the Hotel that remain open after Adjustment Point as of such time as such facilities are closed on the Closing Date and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars and any banquets thereafter.

(t)Trade Payables.  Except to the extent an adjustment or proration is made under another subsection of this Section 3.1, (i) Seller shall pay in full all amounts payable to vendors or other suppliers of goods or services to the Property (the “Trade Payables”) for only such goods or services which have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall be responsible for the amount of such Trade Payables for items not yet delivered to the Hotel and incurred consistent with Seller’s historical operations and Purchaser shall pay all such Trade Payables accrued (but not due and payable) as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall include any known amounts in the closing statements and shall true up the amount for any Trade Payables and pay any deficiency in the original amounts due or paid as otherwise outlined herein promptly upon receipt of the actual bill for such goods or services.  The true up obligation in this Section 3.1(r) shall survive the Closing.

(u)Other Items.  Any other operating expenses and any other items relating to the Property which are ordinarily adjusted between sellers and purchasers of commercial real estate comparable to the Property.

3.2Accounting.  Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts for the Lodging Industry, Eleventh Edition, as published by the Educational Institute, and to the extent not inconsistent therewith, generally accepted accounting principles.  The computation of the adjustments shall be jointly prepared by Seller and Purchaser.

3.3Employees.

(a)Compensation.  Seller shall cause Hotel Manager to terminate all employees of the Hotel (collectively, “Employees”), except for those employees that Purchaser elects to retain or any employee working for the Hotel Manager in accordance with Section 3.3(c) below, as of or before Closing, and Seller shall be responsible for and shall cause the payment of, on or before the Closing Date, any existing liability to or with respect to Employees having accrued through the Adjustment Point, including but not limited to liability for payment of all Employees’ wages, bonuses, commissions, and other forms of compensation or benefits earned by and due and owing to Employees as of the Adjustment Point, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such Employees, payment of all costs and expenses associated with accrued but unpaid salary, earned but unpaid vacation pay, accrued but unused sick leave, accrued but unearned vacation pay, pension and welfare benefits, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) benefits, employee fringe benefits, employee termination payments or any other employee benefits due to Employees as of the Adjustment Point.

(b)WARN Act.  Seller agrees that in no event shall Purchaser have any liability pursuant to the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any other similar federal, state or local law or regulation (the “WARN Act”) as a result of the termination of employment of the Employees by Hotel Manager as of the Closing.  Seller alone shall be responsible for giving such notices as may be required by the WARN Act and shall be solely liable for the payment of any amounts that may become due under the WARN Act for termination of Employees as of the Closing Date. Seller shall indemnify, defend and hold Purchaser harmless from and against any liability, loss, damage, fines, penalty, back pay, back benefits, costs or expenses (including, without limitation, attorney’s fees and expenses) that may result to Purchaser based on Seller’s failure to comply with this Section 3.3(b). If the WARN Act is applicable following the Closing and unrelated to the termination of employees as of the Closing Date, however, Purchaser shall comply with all provisions of the WARN Act with respect to all Employees and shall be solely liable for the payment of any amounts that may become due under the WARN Act.  If the WARN Act is applicable following the Closing, as part of its obligations under this Section 3.3(b), Purchaser shall indemnify, defend and hold Seller and Hotel Manager harmless from and against any liability, loss, damage, fines, penalty, back pay, back benefits, costs or expenses (including, without limitation, attorneys’ fees and expenses) that may result to Seller or Hotel Manager based on Purchaser’s failure to comply with this Section 3.3(b).

(c)Solicitation of Employees. None of Purchaser, Purchaser’s Representatives, any entity in which Purchaser owns a direct or indirect interest, or any person or entity engaged by Purchaser to manage or operate the Hotel, shall solicit for employment any employees of Hotel Manager or any of its affiliates (including corporate or regional employees).

3.4Post-Closing Adjustments.  Other than with respect to taxes and assessments, which shall be governed by Section 3.1(a) hereof, to the extent that any of the prorations made on the Closing Date pursuant to this Article 3 are based upon estimates of payments to be made to and/or expenses to be paid by Purchaser or Seller subsequent to the Closing Date which later prove inaccurate or otherwise are determined by either Party to have been erroneously made, and the aggrieved Party has notified the other Party hereto of the specific inaccuracy or other error on or before that date which is ninety (90) days after the Closing Date, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of bills or other documentation setting forth the actual and/or correct amount of such payments or expenses. Notwithstanding the foregoing, Seller and Purchaser agree to cooperate in good faith to determine any pre-closing estimates as close as possible to their expectations about the actual items, with a view toward minimizing as much as practical the need for post-closing adjustments.

3.5Inspection of Books and Records.  For a period of one (1) year subsequent to the Closing Date, Seller and its employees, agents, affiliates and representatives will be entitled to access during business hours on Business Days to examine and audit, at its sole cost and expense, so much of the books and records of Purchaser (or any property manager therefor) as may relate to any items of income or expense or any other items that are the subject of adjustments pursuant to this Agreement in order to verify the proper treatment thereof, or for tax and audit purposes, regulatory compliance, any litigation, and cooperation with governmental investigations upon reasonable prior written notice to Purchaser, and will have the right to make copies of such documents, books and records.

3.6Safe Deposit Boxes.  On the date which is two (2) Business Days prior to the Closing Date, Seller shall cause a notice to be sent to all the Hotel’s guests who have items in the Hotel’s safe/safety deposit boxes advising them of the pending sale of the Hotel and requesting their removal and verification of their property within such boxes on the day which is one (1) day prior to the Closing Date. As part of the Closing, the Parties shall jointly inventory the contents of the safety boxes, and on the Closing Date, Seller shall make available to Purchaser at the Hotel all receipts and agreements in Seller’s possession or control relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel.  From and after the Closing, Seller shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify and defend Seller and its affiliates and hold Seller harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller, to the extent relating to items in such safety deposit boxes as of the Closing Date. Seller shall indemnify, defend and hold harmless Purchaser and its affiliates from any other liability, claim, cost or expense (including reasonable attorneys’ fees) to the extent relating to any such safety deposit box arising or attributable to the period prior to the Closing Date.

3.7Inventory of Baggage.  The representatives of Seller and of Purchaser shall prepare an inventory of baggage at the Hotel as of the Closing Date (which inventory of baggage shall be binding on all Parties) of (i) all luggage, valises and trunks checked in or left in the care of the Hotel by registered guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by registered guests then or formerly in the Hotel (excluding, however, property in Hotel’s safe deposit boxes), and (iii) all items contained in the Hotel’s “lost and found.”  Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller and its affiliates harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) relating thereto.  Seller shall indemnify, defend and hold harmless Purchaser and its affiliates from any liability, claim cost or expense to the extent relating to guest baggage, package and other property of guests checked or left in the care of the Hotel by registered guests then or formerly in the Hotel arising or attributable to the period prior to the Closing Date and not noted on the inventory provided in this Section 3.7.

3.8Assumption.  At Closing, Purchaser shall assume and honor all (i) Advance Bookings, (ii) liabilities specifically assumed by Purchaser pursuant to this Agreement, (iii) obligations pursuant to the Permitted Exceptions which accrue to the period from and after the Closing Date, and (iv) all other obligations appertaining to the Hotel and the Property arising on or after the Closing Date, to the extent not expressly retained by Seller or otherwise set forth in this Agreement.

3.9Survival.  The provisions of this Article 3 shall survive the Closing.

ARTICLE 4

TITLE AND PROPERTY RELATED MATTERS

4.1Delivery of Seller Materials.  To the extent not previously delivered or made available, within five (5) Business Days following the Effective Date, Seller shall deliver to Purchaser copies of the items on Schedule 4.1 hereto (to the extent in Seller’s possession or control).

4.2Title and Survey Review.

(a)Purchaser shall review title to the Property as disclosed by a title commitment for the Property issued by the Title Company, to be obtained by Purchaser (the “Title Commitment”) and Seller’s existing survey (the “Survey”).  No later than five (5) Business Days prior to the expiration of the Due Diligence Period, Purchaser may, at its option, notify Seller in writing of any title matters to which Purchaser objects in Purchaser’s sole discretion (“Purchaser’s Objections”).  Seller shall have the right, but not the obligation (except as to Mandatory Cure Items, as defined below), to attempt to remove, satisfy or otherwise cure any one or more of Purchaser’s Objections prior to Closing.  If Seller gives notice to Purchaser that Seller will cure any one or more of such Purchaser’s Objections prior to Closing, then Seller shall exercise reasonable efforts to cure such Objection(s) to Purchaser’s reasonable satisfaction on or before the Closing Date, and such cure shall be a condition precedent to

Purchaser’s obligations under this Agreement.  Seller shall give Purchaser notice of its intent to cure (or not to cure) Purchaser’s Objections (the “Seller’s Title Cure Notice”) on or before the date that is three (3) Business Days after the receipt of Purchaser’s Objections (the “Seller’s Cure Notice Date”); it being understood and agreed that the failure of Seller to give such notice shall be deemed an election by Seller not to cure Purchaser’s Objections (other than Mandatory Cure Items).  If Seller fails to timely give Purchaser the Seller’s Title Cure Notice on or before the Seller’s Cure Notice Date, or if Seller notifies Purchaser in writing on or before the Seller’s Title Cure Notice Date that Seller will not satisfy or remedy any one or more of Purchaser’s Objections (other than the Mandatory Cure Items) prior to Closing, then, in either event, Purchaser shall have the option, exercisable by no later than the expiration of the Due Diligence Period, to either (a) waive the unsatisfied Purchaser’s Objections (other than Mandatory Cure Items), in which event those unsatisfied Purchaser’s Objections shall become Permitted Exceptions (other than Mandatory Cure Items), or (b) terminate this Agreement by the giving of written notice thereof to Seller, in which event, the Deposit shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for obligations which explicitly survive the termination.  If Purchaser does not timely elect to terminate this Agreement as provided above, then Purchaser shall be deemed to have waived any unsatisfied Purchaser’s Objection (other than any Mandatory Cure Items) and any such unsatisfied Purchaser’s Objection shall become a Permitted Exception (other than any Mandatory Cure Items).  As used herein, “Mandatory Cure Items” shall mean exceptions to title arising from (1) any deed of trust, mortgage or other security interest in the Property granted by Seller or (2) any other monetary lien or encumbrance on the Property not to exceed $200,000 and voluntarily placed or permitted by Seller other than real estate taxes not yet due and payable.  Notwithstanding anything herein to the contrary, Seller shall be responsible for paying off or otherwise removing the Mandatory Cure Items at or prior to Closing.  As used herein, “Permitted Exceptions” shall mean (1) real estate taxes not yet due and payable (or for which Purchaser is otherwise responsible in accordance with the terms of this Agreement); (2) rights of tenants, licensees or other third parties under any Assumed Leases or Assumed Contracts (each, as defined herein); (3) the Ground Lease; (4) any rights of Existing Franchisor under the New Franchise Agreement; and (5) items to which Purchaser has not objected, or which have been waived or deemed waived by Purchaser, in accordance with the above.

(b)If, prior to Closing, Seller or the Title Company notifies Purchaser or Purchaser discovers that title to the Property is subject to defects, limitations or encumbrances other than Permitted Exceptions other than contained in Purchaser’s Objections, then Purchaser shall give Seller written notice of any objection thereto within three (3) Business Days after Purchaser received Seller’s or the Title Company’s notice thereof or Purchaser otherwise discovers the same.  In such event, Seller may elect to postpone the Closing for up to ten (10) days and attempt to cure such objection by notice given to Purchaser within two (2) Business Days following Seller’s receipt of any such objection notice from Purchaser.  Any failure by Seller to provide such notice to Purchaser within such two (2) Business Day period shall be deemed an election by Seller not to cure any such title objection.  If Purchaser fails to waive any such title objection within three (3) Business Days after Purchaser receives notice from Seller that Seller will not cure such title objection (or the date on which Seller is deemed to have elected not to cure such title objection), this Agreement shall terminate automatically and the Title Company shall promptly return the Deposit to Purchaser, and neither party shall have any liability to the other except for Purchaser’s obligations which expressly survive any termination.

4.3Condemnation.  In the event that any Governmental Authority commences condemnation proceedings, taking by power of eminent domain or any similar action from and after the date hereof (such action, a “Condemnation”) with respect to the entire Property or any Material Portion (as defined herein) thereof, Purchaser may, at its option, by written notice to Seller given by the earlier of (i) the Closing Date, and (ii) five (5) Business Days after Seller notifies Purchaser of such Condemnation, either: (x) terminate this Agreement, in which case the Deposit shall be returned to Purchaser and the Parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (y) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, or credit the Purchase Price in the amount of any award actually received by Seller between the Effective Date and the Closing Date less any collection costs, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.  If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (x) above, For the purpose of this Agreement, “Material Portion” means a taking of the Property which, as a result of the taking, will interfere with Purchaser’s ability to access or use the Property for Purchaser’s intended use, or will result in a decrease in value of the Property equal to or exceeding twenty percent (20%) of the Purchase Price.

4.4Casualty.

(a)Casualty Notice.  If prior to Closing, the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

(b)Material.  In the event of any Material Damage, as defined herein, to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of five (5) Business Days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the Parties the full five (5) Business Day period to make such election and to obtain insurance settlement agreements with Seller’s insurers).  Upon any such termination, the Deposit shall be returned to Purchaser and the Parties shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said five (5) Business Days, then the Parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction, including without limitation, any business interruption or lost revenues insurance proceeds (the “Insurance Proceeds”) and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies.  For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which will interfere with Purchaser’s ability to access or use the Property for Purchaser’s intended use, or which equals or exceeds twenty percent (20%) of the Purchase Price.

(c)Immaterial.  If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing, or (ii) assign any insurance claims to Purchaser for the  cost to complete the repair (in which case Purchaser shall retain all Insurance Proceeds, Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies, there shall be no other reduction in the Purchase Price and Purchaser shall assume full responsibility for all needed repairs).

ARTICLE 5

COVENANTS

5.1Exclusivity.  Seller shall not, directly or indirectly: (a) solicit, initiate, seek, or support any inquiry, proposal or offer from, (b) furnish any non-public information to, (c) participate in any discussions or negotiations with, or (d) enter into any agreement with, any third party regarding any acquisition of the Property or any interest therein or, during the pendency of this Agreement enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed transaction with the Purchaser.

5.2Conduct of Business.  Seller agrees that during the period from the Effective Date to the Closing Date Seller shall:

(a)operate the Hotel in substantially the same manner in which Seller operated the Hotel prior to the Effective Date;

(b)not enter into any new Leases, Contracts or any other new material agreements affecting the Hotel or modify, extend, renew, terminate, replace or otherwise change the terms, covenants or conditions of, or waive the performance of any other party under, any Leases, Contracts or any other material contract or agreement affecting the Hotel, in each case without Purchaser’s prior written consent, which consent shall be in Purchaser’s sole discretion, except not to be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, unless such new Leases, Contracts or any other new material agreements affecting the Hotel are month-to-month contracts or are terminable by Seller or Purchaser without any termination fee upon not more than thirty (30) days' notice;

(c)maintain, or, if applicable, renew or replace with comparable coverage, the insurance coverage currently in effect for the Property;

(d)continue to cause to be performed, in a commercially reasonable manner, the work in connection with the Construction Contracts and to make all progress payments related thereto owed by Seller under such Construction Contracts, provided that Seller shall not be permitted to terminate, modify, replace or expand or generally enforce any rights or remedies regarding such contracts until the Closing occurs (i.e., upon assumption by Purchaser of such contracts) without Purchaser’s prior written consent, which consent shall be in

Purchaser’s sole discretion, except not to be unreasonably withheld, conditioned or delayed by Purchaser prior to the expiration of the Due Diligence Period, in respect of such work.  Notwithstanding the foregoing, Seller shall have the right to authorize change orders without Purchaser’s approval provided same to do not materially expand the scope of work described in the Construction Contracts or materially increase the price thereof;

(e)except as provided in (d) above, not cause any material and discretionary work to be done at the Property without Purchaser’s prior written consent, other than regular and customary maintenance work, which consent shall be in Purchaser’s sole discretion after the expiration of the Due Diligence Period and not to be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period;

(f)not intentionally encumber title to the Property except for Permitted Encumbrances (i.e., mechanic’s liens, lis pendens or similar claims shall be deemed unintentional, provided Purchaser shall maintain its rights to object thereof and Seller shall remain obligated to remove any Mandatory Cure Items, each pursuant to Section 4.2 herein);

(g)not modify, cancel or surrender any Authorizations now in Seller’s name without Purchaser’s prior written consent, which consent shall be in Purchaser’s sole discretion, except not to be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period;

(h)subject to conditions outside of Seller’s reasonable control, not cause or consent to Hotel Manager taking any actions which would result in the failure to maintain inventories at levels consistent with the ordinary course of business in line with the historical operation of the Hotel and in accordance with the Hotel’s present standards;

(i)subject to conditions outside of Seller’s reasonable control, not cause or permit the removal of the Property except as consistent with the ordinary course of business in line with the historical operation of the Hotel and in accordance with the Hotel’s present standards;

(j)not allow any Permits now in Seller’s name to be cancelled or otherwise expire;

(k)use commercially reasonable efforts to cause the Hotel Manager to continue to collect Accounts Receivable prior to Closing;

(l)not enter into, and not consent to Hotel Manager entering to, any new employment agreements that would be binding on Purchaser or, following the Closing, the Hotel and (2) not change, modify, extend, renew or terminate any employment agreement in effect as of the date hereof that would be binding on Purchaser or, following the Closing, the Hotel; and

(m)From the Effective Date until one (1) year after the Closing or earlier termination of this Agreement, to the extent in its possession (and not otherwise covered by information which Hotel Manager may possess or is obligated to provide pursuant to the Manager Representation Letter (hereinafter defined), Seller shall make the books and records of the Property for the years ending December 31, 2015, 2016 and 2017 available to Purchaser and Purchaser’s independent accountants for inspection, copying and audit by Purchaser designated accountants at the sole cost and expense of Purchaser. From and after the date hereof, Seller shall exercise commercially reasonable efforts to cause the Hotel Manager to provide Purchaser’s independent accountants with a management representation letter with respect to the historical financial statements of the Property for the years ending December 31, 2015, 2016 and 2017 in the form attached hereto as Exhibit K (the “Management Representation Letter”), at no out-of-pocket cost or expense to Seller. Notwithstanding the foregoing, Purchaser acknowledges and agrees that, except to the extent expressly set forth in Section 4.1, Section 6.2(g), Section 8.2(n) or its continuing cooperation pursuant to the immediately prior sentence, Seller is making no representations, covenants or warranties regarding any of the books and records being delivered or made available to Purchaser pursuant to this Section 5.2(m), including by Hotel Manager, or elsewhere in this Agreement nor regarding the truth or accuracy, performance or non-performance of Hotel Manager’s obligations under the Management Representation Letter.  This Section 5.2(m) shall survive the Closing, but solely with respect to Seller’s continued cooperation to make any books or records of the Property in its physical possession (i.e., electronically) available to Purchaser for up to one (1) year, and only to the extent not previously delivered or made available to Purchaser.

Prior to the expiration of the Due Diligence Period, Purchaser will advise Seller in writing of which Contracts it wants Seller to assign to Purchaser at Closing (the “Assumed Contracts”) and which Leases it wants Seller to assign to Purchaser (the “Assumed Leases”); provided, however that Purchaser shall be required to assume that certain Parking Service Management Agreement dated May 1, 2017 by and between Seller and Towne Park, LLC, a Maryland limited liability company and the Construction Contracts (to the extent outstanding) (which are hereby deemed Assumed Contracts).  Seller shall terminate any Contract or Lease that is not an Assumed Contract or Assumed Lease, at Seller’s cost and expense, prior to Closing.

5.3Access.

(a)During the Due Diligence Period and prior to Closing, Seller and Hotel Manager shall grant Purchaser and its employees, agents, representatives, contractors and lenders access to the Premises to permit Purchaser to make such inspections as it deems appropriate in its sole discretion to complete the due diligence review described in Section 5.4(a), and to coordinate the turnover of the Property in anticipation of Closing.  Purchaser shall notify Seller verbally or by electronic mail of its intention to enter the Hotel for any such purposes at least one (1) Business Day prior to such intended entry and shall coordinate with Seller and its agents to carry out any such entry and related investigation so as to minimize, to the greatest extent possible, interference with Seller’s business (without limiting any of the provisions of Section 5.3(b)) and otherwise in a manner reasonably acceptable to Seller.  At Purchaser’s sole cost and expense, Purchaser shall be entitled to do a peer review (the “Peer Review”) of all work performed in scope consistent with that described in Schedule 5.3 (provided such work is otherwise subject to the restrictions and requirements of this Agreement and as Seller or Hotel Manager may reasonably require from Purchaser) and to be performed in connection with the Construction Contracts, which review may include a structural engineering report.  Except as expressly contemplated in the scope for the Peer Review as set forth in Schedule 5.3,Purchaser shall not conduct any invasive testing, sampling or drilling (including any phase II environmental testing) without Seller’s prior written consent, in its sole and absolute discretion.  Purchaser may not meet or contact any tenant, hotel manager, parking garage manager or any employees of same in connection with the transaction contemplated by this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and conditioned upon giving Seller at least two (2) Business Days in advance by telephone or electronic mail to inform Seller of Purchaser’s intended meeting or contact and to allow Seller the opportunity to attend such meeting or monitor such contact if Seller desires.

(b)In conducting any inspections, investigations or tests of the Property, Purchaser and its agents and representatives shall: (i) not unreasonably disturb (1) the tenants or unreasonably interfere with their use of the Premises, or (2) the guests at the Hotel; (ii) not unreasonably interfere with the operation or maintenance of the Hotel;  (iii) comply with all applicable laws, and (iv) provide evidence to Hotel Manager or Seller of commercially reasonable insurance coverage prior to accessing the Premises.

(c)Purchaser shall indemnify and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees and court costs) arising out of Purchaser’s inspections or tests or other entry onto the Property by Purchaser or its employees, agents, representatives, contractors and lenders and shall maintain the insurance reasonably required by Seller or Hotel Manager as a condition precedent to its entry on the Property for such purposes; provided, however, that the foregoing indemnity shall not apply to any conditions that are merely discovered on, under or about the Property by Purchaser or its employees, agents, representatives, contractors and lenders, and not as a result of any damage caused by Purchaser or its employees, agents, representatives, contractors and lenders.  Except to the extent included in any claims or causes of action from third parties other than Seller, in no event will Purchaser be responsible for Seller’s claim of any indirect, consequential, punitive or exemplary damages, regardless of the cause or claim.  This indemnity shall survive the Closing or any earlier termination of this Agreement.

5.4Due Diligence Period.

(a)At any time prior to the expiration of the Due Diligence Period, Purchaser may, in its sole and absolute discretion, terminate this Agreement by written notice to Seller (the “Termination Notice”) delivered on or prior to expiration of the Due Diligence Period.

(b)If Purchaser delivers a Termination Notice to Seller pursuant to Section 5.4(a), this Agreement shall automatically terminate, the Deposit shall be returned to and retained by Purchaser and thereafter Seller and Purchaser shall have no further rights, obligations or liabilities hereunder, other than those which by their terms expressly survive termination of this Agreement.

5.5Expenses.

(a)Costs and expenses shall be allocated as provided in Basic Information, Section C. Except as otherwise expressly provided in Basic Information, Section C or elsewhere in this Agreement, each Party agrees to pay its own expenses (including the fees and expenses of its own attorneys, accountants and other advisors) in connection with its due diligence activities, negotiating this Agreement and any related agreements, obtaining any required approvals and otherwise preparing for the Closing.

(b)Purchaser agrees to pay all costs associated with the application for the New Franchise Agreement with Existing Franchisor or any other party, including costs of any new Property Improvement Plans required by the Existing Franchisor in order to enter into the New Franchise Agreement (“PIP”), including, without limitation, any costs, fees or expenses payable to Existing Franchisor for preparation of the PIP related to the New Franchise Agreement, and any and all costs to be incurred after the Closing in implementing the PIP.

(c)The Parties agree to cooperate with one another to prepare and file, or cause to be prepared and filed, with the relevant Governmental Authorities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses.  If and to the extent Purchaser receives a credit at Closing with respect to any obligation or liability of Seller, Purchaser shall indemnify, defend and hold Seller harmless from and against any further obligation or liability with respect to same, which indemnification shall survive the Closing.

(d)Franchise Agreement.  Within five (5) Business Days after the Effective Date, Purchaser shall submit its application and $50,000 application fee to Existing Franchisor for approval of Purchaser as its new franchisee at the Hotel (“Franchise Approval”) pursuant to a New Franchise Agreement (as defined below), and shall contemporaneously provide a true, correct and complete copy thereof to Seller which may be partially redacted due to confidentiality concerns (together, thereafter, with any other correspondence and documentation from Existing Franchisor) and shall comply with all other requirements pursuant to the Existing Franchise Agreement (as defined below) in connection with Franchise Approval (and shall provide evidence thereof to Seller).  Seller agrees to cooperate in a commercially reasonable manner with Purchaser in its pursuit of Franchise Approval. Anything herein to the contrary notwithstanding, Franchise Approval is not a condition to Purchaser’s obligation to close (although Seller’s release from its Existing Franchise Agreement without material cost to Seller is a condition to Seller’s obligation to close); provided, however, Purchaser acknowledges and agrees that provided it has complied with its obligations herein to seek and obtain the Franchise Approval, Purchaser’s sole remedy in the event it does not secure Franchise Approval by no later than sixty (60) days after Existing Franchisor’s deemed receipt of the application, application fee and any other requirements to Franchise Approval required by Existing Franchisor, which date can be extended for an additional thirty (30) days at Purchaser’s written request to Seller in the event of no definitive approval or disapproval from Existing Franchisor (provided it has otherwise extended the Closing in accordance with Section 6.1(a) herein, including by delivering any Extension Deposit to Escrow Agent), but solely to obtain Franchise Approval (the “Franchisor Response Date”), shall be to terminate this Agreement on the earlier to occur of within five (5) Business Days after the earlier of: (i) the Franchisor Response Date or (ii) Existing Franchisor delivers notice categorically denying Franchise Approval (the “Franchisor Disapproval Termination Date”).  Notwithstanding anything contained herein, Purchaser acknowledges that, except as otherwise expressly set forth in this Agreement, it shall only have the right to terminate this

Agreement after the expiration of the Due Diligence Period and receive a return of the Deposit based solely on the failure of the Existing Franchisor to approve the New Franchise Agreement pursuant to this paragraph; provided, however, that Purchaser shall have provided the application, application fee and all other requested information to Existing Franchisor within all required timeframes.  Should Purchaser not terminate this Agreement and Purchaser fails to obtain the approval of Existing Franchisor for a new franchise agreement for the Hotel for the same flag or brand (the “New Franchise Agreement”) by no later than the Franchisor Disapproval Termination Date, then, at Seller’s sole option, the Closing may nonetheless occur, and in such event Purchaser shall be responsible for all termination fees, liquidated and other damages payable under Seller’s currently-existing franchise agreement with Existing Franchisor (the “Existing Franchise Agreement”) and Purchaser shall perform all de-identification obligations under the Existing Franchise Agreement (the “De-Identification Obligations”), and Purchaser shall be responsible for any and all De-Identification Obligations regardless of whether or not Purchaser enters into the New Franchise Agreement or otherwise continues a franchise arrangement with Existing Franchisor or enters into a new agreement with another franchisor.  Seller agrees to indemnify and hold Purchaser harmless for any claims brought by Existing Franchisor pursuant to the Seller’s obligations under the Existing Franchise Agreement, which relate to and arise from its obligations prior to the Closing.

5.6Sales, Use and Occupancy Tax.

(a)Seller shall be responsible for, and shall pay in full when due, all sales, use and occupancy taxes due with respect to the Property prior to the Closing Date, and shall make all required filings in connection therewith.  Seller shall indemnify Purchaser for any and all damages, liabilities and expenses (including reasonable attorneys’ fees and court costs) incurred by Purchaser as a result of the breach of the preceding sentence.

(b)Purchaser shall be responsible for, and shall pay in full when due, all sales, use and occupancy taxes due with respect to the Property from and after the Closing Date, and shall make all required filings in connection therewith.  Purchaser shall indemnify Seller for any and all damages, liabilities and expense (including reasonable attorneys’ fees and court costs) incurred by Seller as a result of the breach of the preceding sentence.

5.7Ground Lease.

(a)At least five (5) Business Days before the Closing Date, Seller shall obtain on behalf of Purchaser from the Ground Lessor an estoppel certificate, completed and duly executed by Ground Lessor, in such form required by this paragraph.  The Parties acknowledge and agree that the current form of the Consent Agreement and Estoppel attached hereto as Exhibit H (“Ground Lease Estoppel”) is the form that the Seller shall initially present to Ground Lessor and the Purchaser will be provided with true, correct and complete copies of any and all correspondence to Ground Lessor pertaining solely to obtaining such estoppel. Purchaser acknowledges, however, that an executed Ground Lease Estoppel containing only the provisions in (1), (2), (3), (4), (5), (6), (7), (12) and (13) thereon as of the Effective Date (the “Acceptable Ground Lease Estoppel”) is acceptable.  Notwithstanding the foregoing, Purchaser’s only remedy for any failure to receive the Acceptable Ground Lease Estoppel on or before five (5) Business Days prior to Closing shall be to terminate this Agreement by the giving of written notice thereof to Seller within two (2) Business Days prior to the Closing, in which event, the Deposit shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for obligations which explicitly survive the termination.

(b)Prior to the Closing Date, without the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), Seller shall not modify or amend any material provision of the Ground Lease.

5.8Notices.  For the period pertaining from and after the Effective Date of this Agreement until Closing, Seller shall promptly provide to Purchaser, after Seller’s receipt (or delivery thereof, as applicable) copies of any written notice: (A) of violations with respect to the Property from any applicable governmental authority; (B) of any fire, flood or other similar material casualty to the Property; (C) of any actual or threatened condemnation (or proceeding in lieu thereof); (D) from any applicable governmental authority claiming that the Property or the use and operation thereof fails to comply with applicable laws; (E) claiming that Seller or any counterparty is in material default under any Contract or under any Lease; and (F) concerning any pending or threatened litigation regarding the Property.

5.9Restaurant Marks.  On or before the expiration of the Due Diligence Period, Purchaser shall deliver notice to Seller whether it will assume the Restaurant Marks pursuant to that certain First Amended and Restated Trademark License Agreement, dated as of 2014, by and between Hotel Manager and Seller (the “Restaurant Marks Agreement”), subject to the terms and conditions described therein, including Sections 2 and 4 thereof.  In the event it timely elects to so assume the Restaurant Marks, then Purchaser shall, at closing, deliver to Seller and Hotel Manager the executed certificate required by Section 4 of the Restaurant Marks Agreement (the “Restaurant Marks Certificate”), upon which Seller and Hotel Manager shall be permitted to rely.   Purchaser acknowledges and agrees that if it either elects not to assume the Restaurant Marks or fails to comply with the requirements of this paragraph (i.e., timely notice to assume and delivery of the Restaurant Marks Certificate), Seller shall be authorized to instruct Hotel Manager to remove the Restaurant Marks prior to or in connection with the Closing, and Purchaser shall be deemed to waive all rights in respect thereof.

5.10Survival.  The provisions of this Article 5 shall survive the Closing or the termination of this Agreement.

ARTICLE 6

CLOSING

6.1Closing.  Subject to the terms and conditions of this Agreement, the Parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to physically attend the Closing, at and as of no later than 5:00 P.M. (Eastern Time) on the Closing Date.  As used in this Agreement, “Closing” shall mean the transfer and assignment of the Property to Purchaser and the performance by each Party of the obligations on its part then to be performed under and in accordance with this Agreement.

(a)Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to extend the Closing Date for two (2) additional thirty (30) day periods upon written notice from Purchaser to Seller, provided that prior to the commencement of each such additional thirty (30) day period, Purchaser deposits with Escrow Agent the sum of ONE MILLION AND 00/100 DOLLARS ($1,000,000) (in each chase, together with all interest earned thereon, the “Extension Deposit”) in good funds, by certified bank or cashier’s check or by federal wire transfer.  Once received by Escrow Agent, the Extension Deposit shall be deemed part of the Deposit and the aggregate amount of the Deposit shall be increased to $3,000,000 (upon the exercise of the first extension option) and $4,000,000 (upon the exercise of the second extension option).

6.2Closing Deliveries by Seller.  At or prior to the Closing, Seller shall execute and deliver or cause to be executed and delivered to Escrow Agent each of the following instruments and documents with respect to each Property:

(a)Assignment of Ground Lease.  Two originals of an assignment and assumption of the Ground Lease conveying Seller’s interest under the Ground Lease in the form of Exhibit B attached hereto (the “Assignment of Ground Lease”), duly executed by Seller.

(b)Bill of Sale.  A bill of sale for the Personal Property in the form of Exhibit C attached hereto (the “Bill of Sale”), duly executed by Seller;

(c)Assignment of Leases.  An assignment and assumption of the Assumed Leases, in the form of Exhibit D attached hereto (the “Assignment of Leases”), duly executed by Seller;

(d)Assignment of Contracts, Advance Bookings and Intangibles.  An assignment and assumption of the Assumed Contracts, Advance Bookings and Intangibles, in the form of Exhibit E attached hereto (the “Assignment of Contracts”), duly executed by Seller;

(e)Tenant Notices.  A notice signed by Seller advising the tenant under each of the Assumed Leases in force at the Closing Date and each party to an Assumed Contract of the consummation of the transactions contemplated by this Agreement, the address for notices to and other communications with Purchaser and, in the case of each Lease, directing the tenant to pay rent to, or as otherwise directed by, Purchaser, in the form of Exhibit F attached hereto (the “Tenant Notice Letter”);

(f)Termination of Franchise Agreement.  A termination and release in connection with the Existing Franchise Agreement, to be provided by Existing Franchisor;

(g)Books and Records.  All books and records relating to the Property in the possession of Seller, including all property management and maintenance records, it being understood that (x) leaving such records at the Property shall satisfy Seller’s obligations hereunder and (y) “books and records” shall specifically exclude any item specifically excluded from the definition of Property;

(h)FIRPTA Affidavit.  An affidavit from Seller, in the form of Exhibit G attached hereto, stating that it is not a ‘‘foreign person” under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”;

(i)Seller’s Affidavit.  A Seller’s affidavit as to liens and possession in a form reasonably acceptable to Seller and the Title Company;

(j)Management Agreement.  Evidence of (1) termination as of the Closing of the existing hotel management agreement between Seller and Hotel Manager and (2) payment of all management fees and employee compensation related thereto;

(k)R-5 Tax Form.  To the extent required by applicable law to transfer the Property to Purchaser, Virginia Form R-5 for the conveyance of the Property (the “State Tax Form”), duly executed by Seller;

(l)Form W-9.  A completed form W-9, duly executed by Seller;

(m)Closing Statement.  The Closing Statement, duly executed by Seller;

(n)Ground Lease Estoppel.  Subject to the terms of Section 5.7(a), the Acceptable Ground Lease Estoppel duly executed by Ground Lessor, which shall be delivered to Escrow Agent no later than the date that is two (2) Business Days before the Closing Date;

(o)Construction Work at Property.  Evidence reasonably acceptable to the Title Company and Purchaser (which will include interim lien waivers, to the extent available, for any work performed through the date of most recent invoice received by Seller) that all bills and claims for labor performed and services and materials furnished to or for the benefit of the Property in connection with the Construction Contracts prior to the Closing Date for which invoices have been provided will be paid or otherwise satisfied by Seller;

(p)Sales Tax.  Evidence reasonably acceptable to Purchaser that all sales taxes for the operations of the Hotel have been paid to the Adjustment Point;

(q)Termination of Restaurant Marks Agreement.  In the event that Purchaser either elects not to assume the Restaurant Marks Agreement or fails to comply with the requirements of Section 5.9 to assume same, evidence reasonably acceptable to Purchaser that the Restaurant Marks Agreement is terminated and the Restaurant Marks removed from the Hotel; and

(r)Other Documents.  Such other documents or instruments contemplated by this Agreement or as Purchaser or Title Company reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Seller.

6.3Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Escrow Agent the following agreements, instruments and payments:

(a)Purchase Price.  The Purchase Price, payable in the manner provided for in Section 2.1 of this Agreement less the Deposit, and adjusted as provided for herein;

(b)Assignment of Ground Lease.  Two originals of the Assignment of Ground Lease, duly executed by Purchaser;

(c)Assignment of Leases.  The Assignment of Leases, duly executed by Purchaser;

(d)Assignment of Contracts.  The Assignment of Contracts, duly executed by Purchaser;

(e)Closing Statement.  A counterpart of the Closing Statement, duly executed by Purchaser;

(f)Tenant Notice Letter.  A counterpart of the Tenant Notice Letter, duly executed by Purchaser;

(g)New Franchise Agreement.  Such documents and instruments that are required to be executed and delivered by Purchaser under the New Franchise Agreement (if applicable) including, without limitation, any guarantees;

(h)Restaurant Marks Certificate.  If Purchaser elects to assume the Restaurant Marks Agreement, the Restaurant Marks Certificate required pursuant to the Section 5.8 hereunder.

(i)Other Documents.  Such other documents or instruments contemplated by this Agreement or as Seller or Title Company reasonably may request to effect the transactions contemplated in this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Closing Date, as applicable, of all of the following conditions and obligations of Seller, any or all of which may be waived by Purchaser in its sole discretion:

(a)Delivery of Documents.  Seller shall have delivered all of the items required to be delivered to Purchaser pursuant to Section 6.2.

(b)Accuracy of Representations and Warranties.  The representations and warranties of Seller in Section 8.2 shall be true and correct in all material respects as of the Effective Date and deemed remade by Seller on the Closing Date, except to the extent specifically set forth in such representation and warranty being made only as of the Effective Date.

(c)Observance of Covenants.  Seller shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Seller as of the Closing Date.

(d)Title.  The Title Company shall have issued or shall be prepared to issue, upon payment of the applicable premiums therefor, a leasehold owner’s title policy with respect to the leasehold interest in the Real Property, showing title to vested in Purchaser, subject only to the Permitted Exceptions (the “Title Policy”).

7.2Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)Delivery of Documents.  Purchaser shall have delivered all of the items required to be delivered to Seller pursuant to Section 6.3.

(b)Accuracy of Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(c)Observance of Covenants.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Purchaser as of the Closing Date.

7.3Failure of Condition.  So long as a Party is not in default hereunder, if any condition to such Party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as provided herein), such Party may, in its sole discretion: (i) terminate this Agreement by delivering written notice to the other Party on or before the Closing Date (in which event the Deposit shall be returned to Purchaser and neither Party shall have any further obligation or liability under this Agreement except as otherwise expressly provided herein; (ii) to the extent such failure of a condition consists of a failure to (1) cure all Mandatory Cure Items, (2) execute the Application by Seller, (3) pay all applicable progress payments under the Construction Contracts, when and as owed, (4) deliver the executed Acceptable Ground Lease Estoppel (the “Controllable Seller Conditions”), Purchaser shall be permitted to proceed under Article 9 hereunder subject to the limitation thereunder; or (iii) elect to close notwithstanding the non-satisfaction of such condition, and in that event said Party shall be deemed to have waived said condition, and there shall be no liability on the part of the other Party hereto; provided, however, that after the Due Diligence Period, before Purchaser shall be permitted to exercise its termination rights hereunder, Purchaser shall deliver notice of such failure of a condition to Seller and such failure of a condition remains uncured by Seller for more than ten (10) Business Days following written notice from Purchaser.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1Representations and Warranties of Purchaser.  Purchaser hereby makes the following representations and warranties:

(a)Duly Authorized, Executed, and Delivered.  Purchaser is a limited partnership duly organized and validly existing and in good standing under the laws of the

State of Delaware.  This Agreement and all documents executed by Purchaser that are to be delivered to Seller at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser, (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser or any property or other assets owned by Purchaser is subject and (iii) constitutes (or in the case of Closing Documents, will constitute) valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(b)No Bankruptcy.  Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)Power and Authority. Purchaser has the power and authority to enter into this Agreement and to perform its obligations hereunder.

(d)OFAC.  Purchaser is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Purchaser is not:

(i)listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Each of the representations and warranties of Purchaser contained herein (i) is made on the Effective Date, and (ii) shall be deemed remade by Purchaser and/or its assignee(s), as applicable, and shall be true and correct as of the Closing Date.

8.2Representations and Warranties of Seller. Seller hereby makes the following representations and warranties:

(a)No Bankruptcy.  Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of any of the Property or all, or substantially all, of Seller’s other assets, (iv) suffered the attachment or other judicial seizure of any of the Property or all, or substantially all, of Seller’s other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b)Not Foreign Person.  Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(c)Organization and Good Standing.  Seller is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the state where the Property is located.

(d)Duly Authorized, Executed, and Delivered.  This Agreement and all documents executed by Seller that are to be delivered to Purchaser before or at Closing (i) are, or at the Closing will be, duly authorized, executed and delivered by Seller, (ii) do not, or at the Closing will not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or any Property owned by Seller is subject, and (iii) constitute (or in the case of Closing Documents, will constitute) valid and legally binding obligations of Seller, enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(e)Power and Authority.  Seller has full and complete power and authority to enter into this Agreement and to perform its obligations hereunder and under all documents executed by Seller that are to be delivered to Purchaser before or at Closing.  The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof.

(f)No Conflict.  Neither the execution and delivery by Seller of this Agreement or the closing deliveries by Seller pursuant to Section 6.2 herein (the “Seller Documents”, nor the performance by Seller of any of its obligations under any of Seller Documents, nor the consummation by Seller of the transactions described in this Agreement will violate any provision of Seller’s organizational or governing documents.

(g)Consents and Approvals.  Except for the approval of the appropriate Governmental Authorities in connection with the transfer of the applicable Authorizations, and the recordation of any applicable Seller Documents, to Seller’s Knowledge no filing with, and no permit, Authorization, consent or approval of, any Governmental Authority is necessary for the execution or delivery by Seller of the Seller Documents, or the consummation by Seller of the transactions described in this Agreement, except to the extent the failure to obtain such permit, Authorization, consent or approval would not have a material adverse effect on the Hotel, or Seller’s ability to consummate the transactions described in this Agreement.

(h)Litigation. As of the Effective Date, to Seller’s knowledge, there are no actions, suits, proceedings (including condemnation proceedings), arbitrations, investigations or other legal, administrative or other proceedings pending or, to Seller’s knowledge, threatened against Seller that (i) seeks restraint, prohibition, damages or other relief in connection with this Agreement or Seller’s authority to convey the Hotel, or (ii) would delay consummation of the transactions contemplated hereby.  This representation shall be deemed remade upon the expiration of the Due Diligence Period, except to the extent Seller delivers notice of any such proceedings for which it has knowledge to Purchaser prior thereto.

(i)Service Contracts. To Seller’s knowledge, as of the Effective Date, the Service Contracts described on Schedule E attached hereto and made a part hereof comprise all of the service contracts which affect the ownership, maintenance, operation, provisioning or equipping of the Hotel, other than the Management Agreement, the Construction Contracts, or the agreement for any ATM or similar machine (collectively, the “ATM Agreement”) and various month-to-month parking agreements with respect to the parking garage located at the Hotel.  This representation shall be deemed remade upon the expiration of the Due Diligence Period, except to the extent Seller delivers notice of any such contracts for which it has knowledge to Purchaser prior thereto, in accordance with this Agreement.

(j)Leases; Equipment Leases. Other than the ATM Agreement and various month-to-month parking agreements with respect to the parking garage located at the Hotel, as of the Effective Date, there are no Leases that affect any portion of the Land or the Improvements. To Seller’s knowledge, the Equipment Leases described on Schedule D attached hereto and made a part hereof comprise all of the equipment leases that affect any portion of the Land or the Improvements. To Seller’s knowledge, as of the Effective Date, Seller has neither received nor delivered any notice to any tenant of a material default which remains uncured.  This representation shall be deemed remade upon the expiration of the Due Diligence Period, except to the extent Seller delivers notice of any such agreements for which it has knowledge to Purchaser prior thereto, in accordance with this Agreement.

(k)Permits; Liquor License. (i) As of the Effective Date, to Seller’s knowledge, the Permits described on Exhibit J attached hereto and made a part hereof comprise all of the Permits. Except as may be otherwise specified on Exhibit J, to Seller’s knowledge as of the Effective Date, (y) the Permits are in full force and effect, and have not been expired, lapsed, terminated or revoked, and (z) no violation of any Permit exists. Seller shall provide, or shall request that Hotel Manager provide, true, correct and complete copies of all Permits to Buyer within five (5) Business Days following the Effective Date. (ii) To Seller’s knowledge, Seller has title to the liquor license for the Hotel, and has paid all fees pertaining to such liquor license which are now due and payable.  This representation shall be deemed remade upon the expiration of the Due Diligence Period, except to the extent Seller delivers notice thereof for which it has knowledge to Purchaser prior thereto.

(l)Employees. Seller does not have any employees. All persons employed in the management of the Hotel are employees of Hotel Manager.

(m)Violations of Law. To Seller’s knowledge as of the Effective Date, there are no violations of applicable law relating to the Hotel, including, but not limited to any environmental laws or building codes. This representation shall be deemed remade upon the expiration of the Due Diligence Period, except to the extent Seller delivers notice of any such violations for which it has knowledge to Purchaser prior thereto.

(n)Operating Statements.  To Seller’s actual knowledge, copies of the books and records for the Property delivered or made available by Seller to Purchaser pursuant to Section 5.2(m) herein are true and complete copies of such books and records used by Seller in the ordinary course of business as of the date of delivery of same.

Each of the representations and warranties of Seller contained herein is made on the Effective Date, and deemed remade by Seller on the Closing Date, except to the extent specifically set forth in such representation and warranty that it shall be deemed remade as of the expiration of the Due Diligence Period.

Purchaser acknowledges and agrees that the Hotel and the Property are being sold to Purchaser in an “AS IS, WHERE IS” condition as of the Closing with no representations or warranties from Seller, either express or implied, except as expressly set forth in this Agreement.  Purchaser is not relying upon, and has not received or been given, any representations, statements or warranties, oral or written, implied or express (except as expressly set forth in this Agreement), of or by any officer, employee, agent or representative of Seller or Hotel Manager as to the Hotel or the Property or any part or component thereof in any respect, including, but not limited to, any representations, statements or warranties as to the physical or environmental condition of the Hotel, the fitness of the Hotel for use as such, the financial performance or potential of the Hotel, the compliance of the Hotel with applicable building, zoning, subdivision, environmental, life safety or land use laws, codes, ordinances, rules, orders, or regulations, or the state of repair of the Hotel, and Purchaser, for itself and its successors and assigns, waives any right to assert any claim or demand against Seller or Hotel Manager at law or in equity relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, now existing or hereafter arising.  Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller or Hotel Manager.  Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same.  By failing to terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property, the Hotel and the Ground Lease as Purchaser deemed necessary to satisfy itself as to the condition of the Property, the Hotel and the Ground Lease and the existence or non-existence or curative action to be taken with respect to any hazardous materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto.  Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects, adverse environmental, health or safety conditions, or adverse matters existing or arising in respect of the Property, the Hotel or under the Ground Lease may not have been revealed by Purchaser’s inspections and investigations and neither Seller nor Hotel Manager shall have any liability or obligation therefor except to the extent such matter constitutes a breach of a representation or warranty of Seller under Section 8.2, as limited by the terms and conditions of this Agreement, including Section 8.3 below.

Subject in all events to the last sentence of this paragraph, Purchaser hereby releases Seller, and each Seller Party (defined below), from any and all present or future claims, demands, causes of actions, losses, damages, including, without limitation, exemplary, punitive, indirect or consequential, special or other damages, liabilities, costs and expenses (including attorney’s fees whether suit is initiated or not) whether known or unknown, liquidated or contingent (hereinafter collectively called the “Claims”) arising from or relating to the Property, including, without limitation, any of the matters set forth in this paragraph, as well as (i) any defects, errors or omissions in the design, construction, repair, or maintenance of the Property, or (ii) any environmental and other physical conditions affecting the Property whether the same are a result of negligence or otherwise.  The release set forth in this paragraph specifically includes, without limitation, any Claims arising in connection with the presence or alleged presence of asbestos or harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been amended or may be amended from time to time and similar state statutes and any regulations promulgated thereunder; (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind; or (iii) this Agreement or the common law.  The release set forth in this paragraph specifically includes, without limitation, any claims under the Americans with Disabilities Act of 1990 or similar state or local laws, as any of those laws may be amended from time to time and any regulations, orders, rules of procedure or guidelines promulgated in connection with such laws, regardless of whether they were in existence on the date of this Agreement.  This release includes Claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist in its favor which, if known by Purchaser, would materially affect Purchaser’s release of the Seller.  Purchaser acknowledges that Purchaser has been represented by independent legal counsel of Purchaser’s selection and Purchaser is granting this release of its own volition and after consultation with Purchaser’s counsel.  The waiver and release of claims by Purchaser in this Section does not obligate Purchaser to indemnify Seller or any Seller Party against any such claims brought by third parties. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the release set forth in this paragraph does not apply to Seller’s indemnification obligations and claims after the Closing in accordance with this Agreement and for any alleged breach of representations and warranties pursuant to Section 8.3 herein.

INITIALS: PURCHASER: ____/s/_DRF___________

8.3Additional Provisions Regarding Representations and Warranties.

(a)Limitation on Liability and Survivability.  Notwithstanding any provision to the contrary herein or in any document or instrument (including any assignment) delivered in connection with the transaction contemplated hereby (collectively, “Closing Documents”), the representations and warranties contained herein or in any Closing Document shall survive the Closing for a period of nine (9) months (the “Survival Period”). No claim for a breach of any representation or warranty shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to the other party prior to Closing.

(b)Representation or Warranty Untrue.  Prior to Closing, if any representation or warranty of any party is discovered to have been false, in any material respect, when made, then such discovery shall be a Seller default or a Purchaser default (as applicable), subject to any cure rights if applicable under Article 9.  If, after the end of the Due Diligence Period and before the Closing, (a) such false representation or warranty shall constitute a condition that such defaulting party is capable of curing and (b) such defaulting party notifies the non-defaulting party in writing that it intends to cure such false representation or warranty, then such defaulting party shall have the right to cure such false representation or warranty prior to Closing and, if such condition is not cured by Closing (or if such defaulting party notifies the non-defaulting party that such condition cannot be cured), then the non-defaulting party shall have all of the rights set forth in Article 9, except no additional cure right for the defaulting party shall apply.  However, if the non-defaulting party consummates the Closing with actual knowledge of a false representation or warranty by the defaulting party, such non-defaulting party shall be conclusively deemed to have waived such default and accepted such uncured condition, in which event the non-defaulting party shall have no rights or remedies after the Closing under this Agreement regarding such default and such representation and warranty shall automatically be deemed amended to fully and accurately state the actual facts and conditions then known or existing so that no fact or condition first discovered or notice received or events occurring after the Effective Date can or will constitute a breach by the defaulting party of any of the warranties or representations.  Anything to the contrary contained in this Agreement notwithstanding, Purchaser acknowledges that for representations and warranties of Seller first discovered by Purchaser during the Due Diligence Period to have been false when made, after expiry of Seller’s cure right described above, Purchaser’s sole and exclusive remedy is to terminate this Agreement in accordance with its right of termination during the Due Diligence Period, following which Seller shall then be required to compensate Purchaser for One Hundred Percent (100%) of its actual and reasonable costs incurred to date (subject to the limitations described in Section 9.2 herein), in addition to the return of the Deposit.

(c)The aggregate liability of the Seller with respect to all claims arising after the Closing in connection with any indemnification obligations of Seller hereof or a breach by Seller of any representations and warranties of Seller which survive the Closing shall not exceed THREE MILLION TWO HUNDRED FORTY THOUSAND DOLLARS ($3,240,000.00) (the “Cap”), and in no event shall Seller be responsible with respect to claims by Purchaser after the Closing with respect to any indemnification obligations hereof or a breach of any representations and warranties of Seller unless the Losses by reason of all such claims, collectively, exceed FIFTY THOUSAND DOLLARS ($50,000) (the “Basket”), at which point Seller shall be liable from the first dollar of such Losses.  In no event shall either party be liable to the other party for any consequential, exemplary, punitive, or any other type of damages (other than direct damages).  Purchaser shall provide written notice (a “Claim Notice”) to Seller prior to the expiration of the Survival Period of any alleged indemnification obligations of Seller pursuant to Section 10.5 hereof or breach by Seller of any warranties or representations; it being agreed that in all cases any action that may be brought for any alleged indemnification obligations of Seller pursuant to Section 10.5 hereof or breach by Seller of any warranties or representations will be forever barred unless, no later than the expiration of the Survival Period, Purchaser shall deliver a Claim Notice to Seller regarding the same, in which event Seller’s liability for any such claim shall survive the Survival Period.  Seller’s total liability with respect to a default by Seller for refusal or failure to convey the Property shall not be governed by this Section but shall instead be governed by the terms and provisions of Section 10.2 of this Agreement.  “Losses” shall be defined as losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, fines, penalties, costs and expenses (including reasonable attorneys’ fees,) but excluding incidental, consequential and punitive damages (except in the case of fraud).

ARTICLE 9

TERMINATION AND DEFAULT

9.1Purchaser’s Default; Liquidated Damages - Deposit.  If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing (for any reason except failure by Seller to perform hereunder), or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, which, in either case, is not cured by Purchaser within the earlier of five (5) Business Days after notice thereof or Closing, whichever is sooner, Seller shall be entitled, as its sole and exclusive remedy (except with respect to any covenant of indemnity by Purchaser set forth in this Agreement), to terminate this Agreement (except the provisions hereof and thereof which expressly survive termination) and recover or retain the Deposit as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder (except as otherwise expressly provided). Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default would be impractical and extremely difficult, if not impossible, to estimate and determine, and that the Deposit is a fair and reasonable estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain, and that the payment of the Deposit to Seller as liquidated damages under the circumstances provided for herein is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller.

9.2Seller’s Default.  Prior to Closing (or if at Closing, provided Purchaser is ready, willing and able to close the transactions contemplated hereunder and Seller intentionally fails to close), if Seller shall breach or default under this Agreement in any material respect (which shall  not include a failure of a condition pursuant to Section 7.1 except for Controllable Seller Conditions hereunder and such breach remains uncured for more than ten (10) Business Days following written notice from Purchaser of such default (provided that no such notice and cure shall be applicable to the failure to timely deliver the matters required for Closing hereunder) (for any reason except failure by Purchaser to perform hereunder), or prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect and such breach remains uncured for more than ten (10) Business Days following written notice from Purchaser of such default, then Purchaser, as its sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement by giving Seller written notice thereof, whereupon the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser’s One Hundred

Percent (100%) of its actual expenses in connection with this Agreement, including without limitation, reasonable attorneys’ fees and third party reports on the Property but in no event in excess of $150,000, or (ii) solely as a remedy for failure to close on the part of Seller on the Closing Date, specifically enforce to convey the Property to Purchaser in accordance with this Agreement provided such action seeking specific performance is initiated within one hundred twenty (120) days of the scheduled Closing Date.  Purchaser hereby expressly waives all other remedies available at law or at equity with regard to a Seller default occurring prior to the Closing and matters which do not, by the express terms of this Agreement, survive termination of this Agreement and further provided that no action in specific performance shall seek to require Seller to do anything other than to convey the Property to Purchaser in accordance with this Agreement.  As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance for Seller to convey the Property hereunder, Purchaser must commence such an action within one hundred twenty (120) days after the occurrence of Seller’s failure to close in accordance with the terms and conditions of this Agreement.  Purchaser agrees that its failure to timely commence such an action for specific performance within such one hundred twenty (120) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portions of the Property.  In no event shall Seller’s direct or indirect partners, shareholders, owners or affiliates, any officer, director, employee or agent of the foregoing, or any affiliate or controlling person thereof, or Existing Franchisor or Hotel Manager, have any liability for any claim, cause of action or other liability arising out of or relating to this Agreement or the property, whether based on contract, common law, statute, equity or otherwise.

9.3The provisions of this Section 9  shall survive any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1Broker.  Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any broker in connection with this transaction except for Berkadia Real Estate Advisors LLC, for which Seller is responsible for paying and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified Party as a result of acts of the indemnifying Party that would constitute a breach of its representation and warranty in this Section 10.1.  The provisions of this Section 10.1 shall survive the Closing or termination of this Agreement.

10.2Further Instruments.  Each Party will, whenever and as often as it shall be reasonably requested to do so by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting Party and in accordance with industry custom or standard, in order to carry out the intent and purpose of this Agreement; provided, however, that neither Party shall be obligated to incur any cost, expense or liability not expressly contemplated by this Agreement.

10.3Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (c) by electronic mail transmission, and shall be served on the parties at the addresses set forth in Basic Information, Section B. Any of the Parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the other Party in the manner provided for above.  Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery).

10.4Assignment.  Purchaser shall have the right to assign this Agreement without the need for Seller’s consent; provided, however, that any such assignee shall be controlled by or under the control of, Purchaser or its wholly owned affiliate.  Control for this purpose shall mean having the majority of membership interests in any Person that is the assignee and/or the power (exclusive or in conjunction with any debt providers, investors and/or partners or other Persons) to cause the direction or management of such Person, directly or indirectly.

10.5Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, the Title Company or any other person or entity.

10.6Waiver.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default waiver, by the non-defaulting Party.

10.7Incorporation of Recitals, Exhibits and Schedules.  The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

10.8Confidentiality.  Subject to the requirements of any applicable laws (including, but not limited to federal securities regulations and rules), Purchaser shall not make any public announcement or other similar public statement about this Agreement or the transaction contemplated hereby without the written consent of the Seller and the form and content of any public announcement by Purchaser will be subject to the prior approval of Seller.  The Purchaser agrees to keep all correspondence, discussions or other information related to the transaction contemplated hereby strictly confidential and to not disclose any such information to third parties except (a) as required by applicable law; (b) to the Purchaser’s professional advisors, counsel, employees, agents, partners, members, officers, directors, shareholders, franchisors, investors or lenders, and (c) to Purchaser’s third party vendors engaged in performing due diligence with respect to the Property, including without limitation, the Title Company and Escrow Agent, surveyors, contractors and other agents and employees.

10.9Merger.  All understandings and agreements heretofore had between the Parties are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the transactions contemplated herein, and supersede all prior agreements, written or oral, with respect thereto.

10.10Governing Law.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.

10.11Captions.  The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.

10.12Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The submission of a signature page transmitted by electronic transmission facility, including PDF, via email, shall be considered as an “original” signature page for purposes of this Agreement.

10.13Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

10.14Prior Negotiations; Construction.  No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the Parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any Party’s favor. The Parties acknowledge that each Party and its counsel have reviewed and prepared this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

10.15Litigation Expenses.  In the event that either Seller or Purchaser is required to employ an attorney because any litigation arises out of this Agreement between the Parties, the non-prevailing Party shall pay the prevailing Party all reasonable fees and expenses, including attorneys’ fees and expenses, incurred in connection with such litigation.

10.16WAIVER OF TRIAL BY JURY.  SELLER AND PURCHASER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY SELLER OR PURCHASER, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY MATTER RELATED HERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY PURCHASER AND SELLER.

10.171031 Exchange.  Seller acknowledges that Purchaser may be acquiring the Property as part of a multi-property transaction attempting to qualify as a tax-free exchange (“1031 Exchange”) under Section 1031 or 1033 of the Internal Revenue Code, as amended.  Seller shall, to the extent provided below, cooperate with Purchaser’s reasonable request to allow Purchaser to attempt to qualify for the 1031 Exchange; provided, however, that Seller’s obligation to cooperate with Purchaser shall be limited and conditioned as follows: (i) Seller shall receive written notice from Purchaser at least five (5) Business Days prior to the Date of Closing of Purchaser’s intent to effect the 1031 Exchange, which notice shall identify the parties involved in such 1031 Exchange and shall be accompanied by all documents for which Seller’s signature will be required; (ii) Purchaser shall effectuate the 1031 Exchange through an assignment of its rights under this Agreement to a qualified intermediary (the “QI”); (iii) Seller shall not be required to execute any further documents or instruments (except to those sent as referenced above) beyond a simple consent to an assignment by Purchaser of its rights under this Agreement to the qualified intermediary identified by Purchaser; provided, however, that in no event shall Seller be required to execute any document or instrument which, in Seller’s reasonable discretion and judgment, may (A) subject Seller to any additional liability or obligation to Purchaser or any other individual, entity or governmental agency; (B) diminish or impair Purchaser’s obligations or Seller’s rights under this Agreement; or (C) may delay the Closing; (iv) Purchaser shall pay for any and all additional actual and reasonable costs and expenses (including reasonable attorney’s fees) incurred by Seller in connection with accommodating the 1031 Exchange as evidenced by invoices up to $5,000.00 and Seller shall be entitled to a credit at Closing to reimburse Seller for such costs and expenses; (v) the 1031 Exchange shall not be structured to require (A) Seller to convey the Property to any third party, except for the QI or (B) Seller to take title to or accept a security interest in any other property; (vi) Purchaser shall not assign or transfer any of Purchaser’s rights under this Agreement except as provided under Section 10.4 and in this Section 10.17; (vii) Purchaser shall not be relieved of any of its obligations under this Agreement by reason of the 1031 Exchange; (viii) Seller makes no representation or warranty concerning the 1031 Exchange; and (ix) Purchaser agrees to indemnify, defend, and hold Seller, Seller’s officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their respective successors and assigns (each, an “Seller Indemnified Party”) harmless from and against any claims, costs, damages, expenses (including, but not limited to, attorney’s fees and costs), liabilities and losses incurred by, claimed against or suffered by any Seller Indemnified Party arising in connection with the 1031 Exchange.  The foregoing indemnity shall survive the Closing or any termination of this Agreement.  Purchaser’s failure to effectuate any intended 1031 Exchange shall not relieve Purchaser from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of the 1031 Exchange shall not be a condition precedent to Purchaser’s obligations under this Agreement.

10.18Business Day Convention.  If the date on which, or time period by which, any right, option, election or other matter provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing shall occur, falls or expires on a day that is not a Business Day, then such date or time period shall be automatically deterred or extended until the close of business on the next Business Day.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:  DBD Harlington GP LLC, its general partner

By:/s/ Marc K. Furstein

Name:Marc K. Furstein

Title:Chief Operating Officer

PURCHASER:

SOTHERLY HOTELS LP, a
Delaware limited partnership

By:Sotherly Hotels Inc.

a Maryland corporation

Its: General Partner

By:/s/ David R. Folsom

David R. Folsom, President & Chief Operating Officer

RECEIPT BY ESCROW AGENT

This Agreement fully executed by both Seller and Purchaser, has been received by Escrow Agent as of this 13th day of December, 2017, and by its execution hereof. Escrow Agent hereby covenants and agrees to be bound by Sections 2.1, 2.2, 2.3, 4.2, 4.3, 4.4(b), 5.4(b), 6.1(a), 9.1, 9.2 and Exhibit I, and any other terms of this Agreement that are applicable to Escrow Agent in its role as escrow agent pursuant to this Agreement.

ESCROW AGENT:

MULTI-STATE TITLE AGENCY, LLC

By:/s/ Ann D. Jennings

Name:Ann D. Jennings

Title:Executive Manager

EXHIBITS AND SCHEDULES

EXHIBITS:

EXHIBIT A – Legal Description of Real Property

EXHIBIT B – Form of Assignment of Ground Lease

EXHIBIT C– Form of Bill of Sale

EXHIBIT D– Form of Assignment of Leases

EXHIBIT E – Form of Assignment of Contracts and Advance Bookings

EXHIBIT F – Form of Tenant Notice Letter

EXHIBIT G – Form of FIRPTA Certificate

EXHIBIT H – Form of Ground Lease Estoppel

EXHIBIT I – Deposit Escrow Provisions

EXHIBIT J – Permits

1

EXHIBIT K--Management Representation Letter

SCHEDULES:

SCHEDULE 1.1(c) – List of Excluded Property

SCHEDULE 3.1(f) – Construction Contracts

SCHEDULE 4.1 – Due Diligence Materials

SCHEDULE 5.3 – Peer Review Scope

SCHEDULE D – Equipment Leases

SCHEDULE E – List of Service Contracts

1

EXHIBIT A

Legal Description of Real Property

A-1

EXHIBIT B

ASSIGNMENT OF GROUND LEASE

________________________________________________________________________________________________________

(Space above line for recorder’s use only)

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (“Assignment”) is executed as of _________________, 201_ (“Effective Date”), by and between RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership (“Assignor”), and _________________, a Delaware limited liability company (“Assignee”).

RECITALS:

A.Assignor leases certain real property described on Exhibit A attached hereto (“Real Property”), together with the buildings, structures and other improvements located thereon (“Improvements”), from Snell Construction Corporation, a Virginia corporation (“Landlord”), on the terms and subject to the conditions of the following (collectively, “Ground Lease”):  that certain Indenture of Lease dated as of June 1, 1973, as amended by that certain First Amendment to Agreement of Lease dated as of September 9, 1975, as further amended by that that certain Second Amendment to Agreement of Lease dated as of April 1, 197 6, as further amended by that certain Third Amendment to Agreement of Lease dated as of June 30, 1976, as assigned by that certain Assignment of Lease dated as of March 5, 1984, as further amended by that certain Landlord’s Consent Agreement dated as of September 30, 1997 (the “Consent”), as further amended by that certain Fourth Amendment to Agreement of Lease dated as of October 1, 1997, and as assigned by that certain Assignment and Assumption of Ground Lease dated as of December 1, 2006.

B.Pursuant to the Agreement of Purchase and Sale dated as of ___________________ 201__ (as amended, the “Purchase Agreement”), by and between Assignor and Assignee, Assignor has agreed to assign all of Assignor’s right, title and interest as tenant under the Ground Lease to Assignee, and Assignee has agreed to accept such assignment and to assume and perform all of Assignor’s liabilities and obligations under or otherwise associated with the Ground Lease on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.Assignment.  Assignor hereby assigns, sells and transfers to Assignee as of the Effective Date, (i) Assignor’s right, title and interest as tenant under the Ground Lease (including, without limitation, any and all rights or interests of Assignor in or to the Real Property or the Improvements, or any part thereof or interest therein, arising under the Ground Lease) and (ii) Assignor’s interest in any tenant security deposit held by Landlord in connection with the Ground Lease on the terms and subject to the conditions contained in the Ground Lease.  Assignee hereby accepts the foregoing assignment.

2.Assumption.  Assignee hereby assumes and agrees to be bound by and to fully perform, observe, pay and discharge each and every term, covenant, obligation, duty, liability, undertaking and agreement of Assignor under or pursuant to the Ground Lease, in each case whether absolute, accrued, contractual, contingent or otherwise, arising from and after the Effective Date.

3.Encumbrances.  THIS ASSIGNMENT IS SUBJECT TO:

A.Taxes and assessments for tax year 201__ and subsequent years;

B.Conditions, easements and restrictions of record;

C.Zoning and/or restrictions and prohibitions imposed by any governmental or quasi-governmental authorities; and

D.The exceptions described on Exhibit B attached hereto.

Other than the matters described on Exhibit B attached hereto, Assignor does hereby covenant with Assignee that, except as noted above, at the time of delivery of this Assignment, Assignor’s leasehold interest in the Real Property was free from all encumbrance made by Assignor, and that Assignor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through and under Assignor.

4.Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

5.Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.Governing Law.  This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Virginia, without reference to principles of conflicts of law.

7.Exhibits.  All exhibits and schedules attached hereto are incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed and delivered by their respective duly authorized officers or agents, to be effective as of the Effective Date.

ASSIGNOR:

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:

Name:

Title:

STATE OF _______________)
) ss:
COUNTY OF ________________)

This instrument was acknowledged before me on this ____ day of _____________, 20__, by _____________________, the ____________________ of _________________________, a _________________________, which is the _________________ of _________________, a _________________.

Notary Public

[Notarial Seal]

My commission expires: ______________________

ASSIGNEE:

_______________________, a Delaware limited liability company

By:

Name:

Title:

STATE OF _______________)
) ss:
COUNTY OF ________________)

This instrument was acknowledged before me on this ____ day of _____________, 20__, by _____________________, the ____________________ of _________________________, a _________________________, which is the _________________ of _________________, a _________________.

Notary Public

[Notarial Seal]

Exhibit A
to Assignment and Assumption of Ground Lease

Legal Description

Exhibit B
to Assignment and Assumption of Ground Lease

Permitted Exceptions

EXHIBIT C

BLANKET BILL OF SALE

THIS BLANKET BILL OF SALE AND ASSIGNMENT (this “Assignment”) made this ___ day of __________________, 2017, by and between RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership (the “Seller”) and _____________________, a Delaware limited liability company (the “Purchaser”), recites and provides as follows:

WITNESSETH:

WHEREAS, Seller has conveyed to Purchaser by assignment of Ground Lease (the “Conveyance”) of even date herewith, Seller’s leasehold interest in that certain parcel of real property located at 1325 Wilson Boulevard, Arlington, Virginia, in the County of Arlington, Virginia, being more particularly described on Exhibit A attached hereto, together with all rights and appurtenances pertaining thereto and all buildings and all other improvements, structures and fixtures (including all affixed signs) placed, constructed or installed thereon (collectively, the “Real Estate”); and

WHEREAS, in connection with the Conveyance, Seller desires to transfer certain personal property to Purchaser.

NOW, THEREFORE, in consideration of the premises and the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.Seller hereby sells, transfers, assigns, releases and conveys to Purchaser all of the following (collectively, the “Property”):

A.To the extent not deemed to be a part of the Real Estate, all improvements, signs, structures, oil, gas and other minerals, air and development rights, roads, alleys, easements, streets and ways adjacent to the Real Estate, rights of ingress and egress thereto, any strips and gores within or bounding the Real Estate and in profits or rights or appurtenances pertaining to the Real Estate.

B.All tangible personal property consisting of all furniture, fixtures, equipment, machinery and other tangible personal property (collectively, the “Personal Property”) placed or installed on or about the Real Estate and used as part of or in connection with the Real Estate, including without limitation the Personal Property listed on Exhibit B attached hereto.

C.All right, title and interest of Seller in and to all intangible personal property owned by Seller that benefits the Real Estate or the Property, including but not limited to all Seller’s right, title and interest in and to any trade or business name for the Real Estate and/or Personal Property (including the name “Hyatt Centric Arlington”), all telephone exchanges for the Real Estate, all rights to any claims, settlements, proceeds or awards for defective materials which may have been incorporated into the Improvements, all property management and operations data on Seller’s (or its property manager’s) computers, and all rights to any award made or to be made or settlement in lieu thereof for damage to the Real Estate by reason of condemnation, eminent domain, exercise of police power or change of grade of any street (collectively, the “Intangible Personal Property”).

2.Seller represents and warrants to Purchaser that Seller is the sole owner of the Personal Property and Intangible Personal Property, free and clear of all monetary liens and encumbrances.  Except as provided above and in the Hotel Purchase and Sale Agreement dated ______________, 2017 between Seller and Purchaser’s assignor, Seller makes no representations or warranties with respect to the Property.

3.This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors, legal representatives and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, each of the undersigned have caused this Assignment to be executed by its duly authorized representatives effective as of the date and year first above written.

SELLER:

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:

Name:

Title:

PURCHASER:

___________________, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT A

Description of Property

EXHIBIT B

List of Personal Property

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment of Leases is dated effective as of the ____ day of _________________ by and between RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership (“Assignor”) and ________________, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor or Assignor’s predecessors in title heretofore entered into certain leases (the “Leases”) with tenants covering a portion of the real property situated at 420 Dominion Boulevard, Arlington, Virginia, in the County of Arlington, Virginia (the “Property”) and described on EXHIBIT A attached hereto and incorporated herein by reference, known as Hyatt Centric Arlington.

WHEREAS, Assignee has purchased the Property from Assignor pursuant to a Hotel Purchase and Sale Agreement dated ___________________, 2017 (the “Purchase Agreement”), between Assignor and ______________________________, a _____________________ and in connection therewith, Assignor desires to assign to Assignee and Assignee desires to assume from Assignor, the Leases, and all of the rights, benefits and privileges of the lessor thereunder.

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein set forth, the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee all of the lessor’s and landlord’s interest in the Leases pertaining to the Property effective as of the date hereof, and all security deposits held by Assignor in connection therewith, but subject to all terms, conditions, reservations and limitations set forth in the Leases (Assignor’s interest in and to all such Leases, properties, rights and interests, subject as aforesaid, being hereinafter collectively referred to as the “Assigned Leases”).

TO HAVE AND TO HOLD all and singular the Assigned Leases, unto Assignee, and Assignee’s legal representatives, successors and assigns forever, and Assignor does hereby bind Assignor, and Assignor’s successors, to warrant and forever defend all and singular the Assigned Leases unto Assignee, and Assignee’s legal representatives, successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through or under Assignor, but not otherwise.

1.Assignor hereby warrants and covenants to Assignee that Assignor is the owner of all of the Leases, a true and correct list of the Leases presently in force being attached hereto as EXHIBIT B and incorporated herein by reference, and all prepayments of rent assigned hereunder; and, that this Assignment conveys all of the interest of Assignor and lessor in the Leases and to Assignor’s knowledge conveys the total amount of unapplied security deposits and prepaid rents held by Assignor in connection with the Leases.

2.Assignor shall not be responsible to the lessees under the Leases for the discharge or performance of any duties or obligations to be performed or discharged by the lessor thereunder after the date hereof.  By accepting this Assignment of Leases and by its execution hereof, Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Leases on the part of the lessor therein required to be performed arising thereunder, from and after the date hereof including but not limited to the obligation to repay, in accordance with the terms of the Leases, to the lessees thereunder any and all security and prepaid rental deposits delivered or credited to Assignee.

3.Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of Assignee’s failure to perform any of the obligations of lessor under the Leases after the date hereof.  Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of the failure of Assignor to perform any of the obligations of the lessor under the Leases on or prior to the date hereof.

4.All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

[SIGNATURE PAGES FOLLOW]

ASSIGNOR:

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:

Name:

Title:

[SIGNATURE OF ASSIGNEE APPEARS ON FOLLOWING PAGE.]

D-6

ACCEPTED BY ASSIGNEE:

____________________, a Delaware limited liability company

By:

Name:

Title:

D-6

EXHIBIT A

LEGAL DESCRIPTION

D-6

EXHIBIT B

LEASES

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF CONTRACTS, ADVANCE BOOKINGS AND INTANGIBLES

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS, ADVANCE BOOKINGS AND INTANGIBLES (this “Assignment”) is made as of the ___ day of ______________,  2017, between RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership (“Assignor”), and ____________________, a Delaware limited liability company (“Assignee”).

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by Assignee to Assignor, and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest, to the extent assignable, in, to and under any and all of the following, to wit:

(i)

the contracts and agreements listed and described on EXHIBIT B attached hereto and incorporated herein by this reference (the “Contracts”), which are associated with that certain real property being particularly described on EXHIBIT A attached hereto and incorporated herein by this reference, more commonly known as Hyatt Centric Arlington, located at 1325 Wilson Boulevard, Arlington, Virginia, in the County of Arlington, Virginia (the ”Property”),

(ii)	all Advance Bookings (as defined in that certain Hotel Purchase and Sale Agreement between Assignor and Assignee, dated as ____________, 2017);

(iii)

all assignable existing warranties and guaranties (express or implied) issued to Assignor in connection with the improvements located on the Property or the personal property that is being conveyed to Assignee by a bill of sale dated as of the same date hereof;[ and]

(iv)	all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property[.][; and

(v)	the Restaurant Marks Agreement.]

All items described in (iii) [and][,] (iv) [and (v)] above are hereinafter collectively referred to as “Intangible Property.”

Assignee does hereby assume and agree to perform all of Assignor’s obligations under the

Contracts, Advance Bookings and Intangible Property accruing from and after the date hereof.  Assignee agrees to indemnify, protect, defend and hold harmless Assignor from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of or related to any breach or default in Assignee’s obligations hereunder.

Assignor agrees to indemnify, protect, defend and hold harmless Assignee from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of or related to any breach or default in Assignor’s obligations under the Contracts, Advance Bookings or Intangible Property accruing on or prior to the date hereof.

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment as of the date first written above.

ASSIGNOR:

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:

Name:

Title:

ASSIGNEE:

____________________, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT A

Description of Property

EXHIBIT B

Contracts

EXHIBIT F

TENANT NOTICE LETTER

To ______________________

Dear Ladies and Gentlemen:

Please be advised that effective ________________, 2017, RP/HH Rosslyn Hotel Owner, LP, a Delaware limited partnership, has sold its interest in the property known as Hyatt Centric Arlington located at 1325 Wilson Boulevard, Arlington (Arlington County), Virginia to _______________, a Delaware limited liability company.

Please make all rent checks for the month of __________________, 2017, and in the future, payable to _______________________ and mail them to the following address:

Any payments of rent or other charges or expenses which are already due to RP/HH Rosslyn Hotel Owner, LP should be paid directly to RP/HH Rosslyn Hotel Owner, LP at _________________ ______________________________________.

The new owners will be maintaining a leasing office at ________________________ with the following telephone number: ___-___-____.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Sincerely,

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:

Name:

Title:

New Landlord/Purchaser:

__________________, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT G

CERTIFICATION OF NON‑FOREIGN STATUS AND

REAL ESTATE REPORTING INFORMATION

Section 1445 of the Internal Revenue Code provides that the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the Transferor of the property and not the disregarded entity.  To inform the transferee, _________________, a Delaware limited liability company (“Transferee”), that withholding tax is not required upon the disposition of a United States real property interest by RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership (“Owner”), _______________________, a ______________________________ (“Transferor”), the sole member of Owner, hereby certifies the following:

1.

Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations promulgated pursuant thereto).

2.Transferor’s United States Employer Identification Number is: _____________

3.Transferor’s office address is:_____________________________

_____________________________

_____________________________

4.	Address or description of property conveyed: See Exhibit A attached hereto.

5.Total Sales Price:$______________

6.Please check one:(X) Sale or (  ) Gift

7.Settlement Date:_______________ __, 2017

8.At the time of settlement, was the Property the Transferor’s principal residence?

               Yes       X       No

9.	Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Federal Income Tax Regulations.

10.Settlement Agent’s Name:______________________

Address:______________________

______________________

Attn: ________________

Settlement Agent’s

Taxpayer ID No.:____________________

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee or the settlement agent and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this Certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[Signature Page Follows.]

SELLER:

RP/HH ROSSLYN HOTEL OWNER, LP, a
Delaware limited partnership

By:

Name:

Title:

STATE OF ______________________,

CITY/COUNTY OF _______________, to-wit:

This instrument was acknowledged before me on the ____ day of_______________, 2017, by ____________________________________, as _____________________________ of RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership, on behalf of the company.

My commission expires:  ___________________________.

My registration number is:  .

[SEAL]_________________________________

Notary Public

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT H

CONSENT AGREEMENT AND ESTOPPEL

This CONSENT AGREEMENT AND ESTOPPEL (this “Agreement”)  is made this ____ day of ___________, 20___ by SNELL CONSTRUCTION CORPORATION, a Virginia corporation (“Landlord”), in favor of ___________________, a _______________________ (“Tenant”) , and ___________________, a _______________________ (“Mortgage Lender”)  and their respective designees, nominees, successors and assigns.

A.

Pursuant to that certain Indenture of Lease dated as of June 1, 1973 (the “Indenture of Lease”), between R-V Development Company (“Original Tenant”) and Murphy & Ames, Inc. (“Original Landlord”), Original Tenant leased from Original Landlord those certain premises more particularly described on Exhibit A hereto (the “Premises”). The Indenture of Lease has been (i) amended by that certain First Amendment to Agreement of Lease dated as of September 9, 1975, (ii) amended by that that certain Second Amendment to Agreement of Lease dated as of April 1, 1976, (iii) amended by that certain Third Amendment to Agreement of Lease dated as of June 30, 1976, (iv) assigned by that certain Assignment of Lease dated as of March 5, 1984, (v) amended by that certain Landlord's Consent Agreement dated as of September 30, 1997 (the “Consent”),  (vi) amended by that certain Fourth Amendment to Agreement of Lease dated as of October 1, 1997, (vii) assigned by that certain Assignment and Assumption of Ground Lease dated as of December 1, 2006, and (viii) amended pursuant to that certain Fifth Amendment to Indenture of Lease dated November 6, 2015 (the Indenture of Lease, as amended and assigned, hereafter referred to as the “Lease”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Lease.

B.

RP/HH ROSSLYN HOTEL OWNER, LP, a Delaware limited partnership (“Seller”) is the ultimate successor in interest to Original Tenant under the Lease and Landlord is the ultimate successor in interest to Original Landlord under the Lease.

C.

Pursuant to that certain [Assignment and Assumption of Lease] dated on or about the date hereof between Seller and Tenant, Tenant has acquired all of Seller’s leasehold interest in and to the Lease and the Premises (the “Acquisition”).

D.	In order to finance the acquisition, Mortgage Lender has agreed to make a mortgage loan to Tenant in the maximum principal amount of approximately $_________________ (the “Loan”)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby certifies to and agrees with Tenant and Mortgage Lender as follows:

1.	Landlord hereby consents to (i) the Acquisition and (ii) the Loan. Furthermore, Landlord consents to the deed of trust securing the Loan and encumbering Tenant's leasehold interest in the Premises (the “Deed of Trust”). The foregoing consent by Landlord in no way constitutes an approval or agreement by Landlord to any of the terms, conditions or agreements set forth in the Deed of Trust (other than the mortgage and pledge of the leasehold interest) or any documentation securing or evidencing the Loan, but rather is solely intended to provide Landlord's consent to the Loan and the mortgage and pledge of Tenant's interest in the Lease.

2.

Landlord acknowledges and agrees that (i) the Deed of Trust is a Leasehold Mortgage in accordance with the terms and conditions of the Lease and (ii) Mortgage Lender is an approved Leasehold Mortgagee in accordance with the terms and conditions of the Lease and is entitled to all benefits of a Leasehold Mortgagee as set forth in the Lease.

3.	Landlord hereby certifies that the lease is unmodified, except as to the amendments related above, and is in full force and effect.
4.	Landlord hereby certifies that Fixed Rent payable during the balance of the original term of the Lease (ending June 30, 2025) is $50,000 per annum.
5.	Landlord hereby certifies that the most current amount of monthly Percentage Rent for the month of _____________, 2018 was $_____________.
6.	Landlord hereby certifies that Net Rent has been paid through ____________ and Additional Rent has been paid for the period through _________________, such payment being due ________________________.
7.	Landlord hereby certifies that, to the best of Landlord’s knowledge following due inquiry, Tenant is not in default in keeping, observing or performing any of the terms of the Lease.
8.

Landlord hereby consents to the exercise by Tenant of the following renewal options as set forth in Section 21.01 of the Lease:  Second Renewal Term and Third Renewal Term, hereby extending the term of the Lease until June 30, 2055.

9.

Landlord hereby certifies that it has not encumbered its fee interest in the Premises with a Fee Mortgage, and that any future Fee Mortgage shall be subject and subordinate to the terms and conditions of the Lease and any Leasehold Mortgage.

10.

Landlord hereby agrees that in the event of any exercise of remedies by Mortgage Lender under the Deed of Trust, Mortgage Lender shall be permitted, without the consent of Landlord, to acquire leasehold title to the Premises and to the Lease by foreclosure, assignment in lieu of foreclosure, or other exercise of remedies and shall thereafter be permitted to assign its interest in the Lease without Landlord’s consent.

11.

Landlord hereby agrees that a Leasehold Mortgagee’s right to a New Lease shall without limiting the rights under the Lease, also expressly apply in the event the Lease is rejected or disaffirmed in a bankruptcy proceeding, or pursuant to any other law affecting creditor’s rights.

12.	Landlord acknowledges that both Tenant and Mortgage Lender are relying upon the certifications contained herein in connection with (i) the Acquisition and (ii) the making of the Loan.
13.	For purposes of notices delivered pursuant to the Lease, the current address of Tenant, Mortgage Lender and Landlord are as follows:

If to Tenant:

c/o Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

Attn: Scott Kucinski

If to Mortgage Lender:

If to Landlord:

[Signature Page to Follow]

EXHIBIT I

DEPOSIT ESCROW PROVISIONS

Escrow Agent shall hold, manage and disburse the Deposit subject to the provisions set forth in the Agreement and the following:

1.	Escrow Agent undertakes to perform only such duties as are expressly set forth and are limited to the safekeeping of the Deposit in accordance with the terms of this Agreement.
2.

Escrow Agent shall place the Deposit in an interest-bearing account.  Any interest earned shall be included in the Deposit.  The Purchaser shall provide tax identification number, W-9, and any additional bank required forms, including signature card to Escrow Agent in order to establish such interest bearing account.

3.

Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been fully authorized to do so.  Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to the form, manner and execution or validity of any document delivered to the Escrow Agent, any notice received relative to this Agreement or the identity, authority or right of any person executing the same.

4.

Provided that Escrow Agent is not guilty of willful misconduct or gross negligence or otherwise breaches this Agreement, Purchaser and Seller release Escrow Agent, its officers, managers, directors and agents, from any and all claims, liabilities, suits or proceedings at law or in equity and any other expenses, fees or charges which they may incur by reason of the subject matter of this Agreement.

5.

Provided that Escrow Agent is not guilty of willful misconduct or gross negligence or otherwise breaches this Agreement, Purchaser and Seller jointly and severally agree to indemnify Escrow Agent, its officers, managers, directors and agents, from any and all claims, liabilities, suits or proceedings at law or in equity and any other expenses, fees or charges which Escrow Agent may incur by reason of the subject matter of this Agreement and shall promptly reimburse Escrow Agent for the same upon written demand from Escrow Agent.

6.	Escrow Agent shall be discharged of any responsibility hereunder at such time Escrow Agent has disposed of the Deposit as provided for in this Agreement.
7.

Escrow Agent shall not be liable for loss or impairment of the Deposit in the course of collection or while on deposit with a bank due to bank failure, insolvency or suspension, except as shall result from failure of the Escrow Agent to comply with provisions of this Escrow Agreement or with joint written instructions requiring deposit of the Deposit in a bank designated by name.

8.	If Escrow Agent determines that Purchaser and Seller are in disagreement about the

J-1

propriety of any action contemplated by Escrow Agent hereunder, Escrow Agent may (without limitation) withhold disposition of the Deposit pending resolution of such disagreement. In the event that conflicting demands are made upon Escrow Agent, Purchaser and Seller expressly agree and consent that Escrow Agent shall have the absolute right to do the following:

a.	withhold and stop all disbursements for a period of thirty (30) days; and
b.

at any time after such 30-day period, file a suit in interpleader in a court of competent jurisdiction seeking to require the parties to interplead and litigate in such court their several claims and rights among themselves.  Upon the filing of such a suit and a deposit of the Deposit to such court, Escrow Agent shall ipso facto be fully released and discharged from all obligations to further perform any and all duties imposed upon it by this Agreement.  Purchaser and Seller shall reimburse Escrow Agent for any expenses, fees or charges that Escrow Agent may incur by reason of the interpleader promptly upon written demand from Escrow Agent.

9.	Escrow Agent may, in its sole discretion, elect to resign in its capacity as Escrow Agent under this Agreement upon not less than thirty (30) days written notice to Purchaser and Seller.
10.

The original principal amount of the Deposit shall be applied as a credit to the Purchase Price at Closing.  Escrow Agent shall pay to Purchaser all interest earned as soon as practicable after the Closing.  Except for disbursements made at the joint direction of Purchaser and Seller and any payment of the Deposit to Seller at the direction of Purchaser, Escrow Agent shall notify Seller and Purchaser of any intended disbursement of the Deposit not less than three (3) Business Days prior to any actual disbursement of the Deposit.  Purchaser and Seller shall be deemed to have consented to such proposed disbursement unless such party has notified Escrow Agent and the other party to the Contract of its objection to such proposed disbursement by the end of such period of three (3) Business Days.

11.

All notices permitted or required under this Agreement will be in writing and will be given by (a) United States Certified Mail, return receipt requested, postage prepaid, (b) personal delivery, (c) overnight courier delivery service for next business day delivery, charges prepaid, or (b) fax transmission, and addressed to the applicable party at the address set forth below or to such other address as a party may specify from time to time by giving notice in accordance with this Section.  All notices will be effective upon the date of receipt or, if applicable, refusal.  Notice shall be sent pursuant to Notice Addresses set forth in Section B of this Agreement and to Title Company and Escrow Agent as set forth in Section A of this Agreement.

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EXHIBIT J

List of Permits

VA Dept of ABC	LIQUOR LICENSE	LICENSE
VA Dept of Taxation	SALES & USE TAX	LICENSE
Arlington County	OCCUPANCY LICENSE	LICENSE
Arlington County	RESTAURANT CAPACITY	LICENSE
Arlington County Fire Dept	FIRE SYSTEM TESTING	LICENSE
Arlington County Elevator Inspection	ELEVATOR	LICENSE
Arlington County Comm of Revenue	BUSINESS LICENSE	LICENSE
Arlington County	FOOD & FOOD HANDLING LICENSE	LICENSE
VA Dept of Labor & Industry	BOILER PERMIT	LICENSE

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EXHIBIT K

Management Representation Letter

[Date of Audit Report Issuance]

ABC Auditors

123 Main Street

Richmond, VA 23122

Dear Sir or Madam:

We are providing this letter in connection with your audit of the financial statements of Your Hotels Limited Partnership (the “Entity”), which comprise the balance sheet as of December 31, 2017 and the related statement of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the financial statements. We understand that your audit was made for the purpose of expressing an opinion as to whether the financial statements are presented fairly, in all material respects, in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).  We confirm that we are responsible for the preparation and fair presentation of the hotel entity financial statements of financial position and results of operations, for accounts under our control as Operator of the Hyatt Centric (the “Hotel”) in conformity with the accounting principles generally accepted in the United States of America, for the year ended December 31, 2017.

Certain representations in this letter are described as being limited to matters that are material.  Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of the date of this representation letter, as entered on the first page, the following representations made to you during your audit as they relate to the Hotel during the year ended December 31, 2017:

(1)	The internal financial statements of the Hotel are fairly presented in conformity with accounting principles generally accepted in the United States of America.

(2)

We are responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

(3)	We have made available to you all:

(a)	Financial records and related data.

(4)	We are unaware of any communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

(5)	There are no material transactions that have not been properly recorded in the accounting records of the Hotel.

(6)

We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.  We have disclosed to you the results of our assessment of the risk that the consolidated financial statements may be materially misstated as a result of fraud.  We have no knowledge of any:

(a)

Fraud or suspected fraud involving management or involving employees who have significant roles in internal control, whether or not perceived to have a material effect on the consolidated financial statements.

(b)	Fraud or suspected fraud involving others where the fraud could have a material effect on the consolidated financial statements.

(c)

Allegations of fraud or suspected fraud affecting the Entity received in communications from employees, former employees, regulatory agencies, law firms, predecessor accounting firms, or other professionals.

(7)	We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

(8)	We are unaware of any:

(a)

Violations or possible violations of laws or regulations (including the failure to file reports required by regulatory bodies (e.g., EPA, OCC, FDIC, DOL, Medicare, U.S. Customs Service, HIPAA, IRS, Dept. of Commerce, state and municipal authorities when the effects of failing to file could be material to the consolidated financial statements whose effects should be considered for disclosure in the consolidated financial statements or as a basis for recording a loss contingency.

(b)	Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with FASB ASC 450.

(9)

Receivables recorded in the Hotel financial statements represent valid claims against debtors for sales or other charges arising on or before the balance sheet date and have been appropriately reduced to their estimated net realizable value.

(10)	We have complied with all aspects of contractual agreements relating to the Hotel operations that would have a material effect on the consolidated financial statements in the event of noncompliance.
(11)	All related costs, management fees, and incentive management fees are properly reflected in the hotel financial statements in accordance with the Highgate Hotels L.P. management agreement.

(12)	No discussions have taken place with your firm’s personnel regarding employment with the Entity.
(13)	There are no known actual or threatened litigation, claims, or assessments that are probable of assertion whose effects should be considered when preparing the financial statements.
(14)	We have no knowledge of concentrations existing at the date of the financial statements that make the Company vulnerable to the risk of severe impact that have not been disclosed to you.
(15)

We have disclosed to you all known related-party relationships and transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties.

(16)	We have disclosed to you all known guarantees, whether written or oral, under which the Company is contingently liable.
(17)	We have disclosed to you all known liabilities and known gain or loss contingencies.

To the best of our knowledge and belief, no events have occurred subsequent to the balance sheet date and through the date of this representation letter, as entered on the first page that would require adjustment to or disclosure in the aforementioned consolidated financial statements.

Very truly yours,

Joe Smith, Corporate Controller

Highgate Hotels, L.P.

SCHEDULE 1.1(c)

List of Excluded Property

1.	AV Equipment

Schedule 1.1(c)

SCHEDULE 3.1(f)

Construction Contracts

1.	Vertical Transportation Equipment Specification dated May 23, 2017, and all change orders related thereto between ThyssenKrupp Elevator Corporation and Seller
2.	A101-2007 dated May 22, 2017 between C.A. Lindman, Inc. and Seller
3.	Vertical Transportation Consulting Services Modernization Proposal, dated October 27, 2015, between Barbre Consulting, Inc. and Seller

Schedule 3.1(f)

SCHEDULE 4.1

Due Diligence Materials

To the extent in Seller’s possession (and not previously delivered to Purchaser prior to the date hereof), if any:

(1)Statements of profit and loss, and financial and operating statements, including monthly income statements, for the past full calendar or fiscal year (if available), together with year-to-date statements for the portion of the year ending with the last monthly reporting period available to Seller prior to the Effective Date;

(2)Copies of all Contracts and any other material agreements affecting the Hotel, except for Seller’s management agreement and the Existing Franchise Agreement which will be terminated as of Closing with respect to the Property;

(3)A schedule of all employee positions at the Hotel;

(4)Copies of certificates of occupancy, permits, licenses and other approvals issued by Governmental Authorities having jurisdiction over the Hotel and any certificates or reports issued by the local board of fire underwriters or other body exercising similar functions (may be made available on-site);

(5)Copies of utility bills or other evidence of the cost for utility service for the months in the calendar year 2015 that have ended prior to the Effective Date;

(6)Copies of the most recent ALTA survey of the Property and Seller’s existing title policy for the Property;

(7)Copies of any monthly STAR reports prepared in respect of the Hotel for the twelve (12) month period preceding the Effective Date;

(8)The latest available monthly occupancy and average hotel rates;

(9)Copies of real estate tax bills and personal property tax bills for the most recent assessment period; and

(10) Copies of all environmental and engineering reports related to the Property

Schedule 4.1

Schedule 5.3

Peer Review Scope

•

Review of architectural and structural drawings for the building, as well as the repair and maintenance files, past reports and testing results, and current specs/drawings for the ongoing garage repairs.

•	Review available warranty documents pertaining to the existing roofs.
•

Perform a visual survey of the garage to identify structural defects and other evidence of deterioration, and observe the overall condition of the slabs, foundation walls, storage areas, stairwells, etc.

•	Structural defects, leakage (or evidence thereof), and generally deteriorated elements observed during the survey will be documented and photographed.
•

The exposed structural columns and foundation walls within the garage that support the hotel building will be visually inspected for signs of structural deterioration or distress that may compromise the building’s structural integrity.

•	The survey must be performed when vehicle occupancy is minimal.
•	In addition to the visual survey, perform a 20% chain drag and soffit sounding survey to determine an order of magnitude quantity for concrete delamination and spalling.
•	Observe garage foundation walls, bottom level slab and elevator pits to check for signs of active water infiltration.
•	The garage will be observed after a heavy rainfall.
•

Perform concrete chloride ion content extraction and testing at the elevated garage slab levels. Dust samples will be extracted from the elected garage slabs with a small diameter drill bit for a depth of 1”-2” for testing. The drill holes will be sealed with sealant after completion of the sample extraction. It is expected that approximately 8 samples will be taken.

Schedule 5.3

Schedule D

Equipment Leases

None

Schedule D

Schedule E

List of Service Contracts

PITNEY BOWES	POSTAGE METER	CONTRACT SERVICE
Towne Park	PARKING GARAGE	CONTRACT SERVICE
HOBART SERVICES	KITCHEN SERVICE	CONTRACT SERVICE
CINTAS FIRE PROTECTION	FIRE SUPPRESSION INSPECT	CONTRACT SERVICE
HOBART SERVICES	KITCHEN SERVICE	CONTRACT SERVICE
INTERNAL PLANT DESIGN	INTERIOR & EXTERIOR LANDSC	CONTRACT SERVICE
IESI WASTE REMOVAL	WASTE REMOVAL - Land fill	CONTRACT SERVICE
IESI WASTE REMOVAL	WASTE REMOVAL	CONTRACT SERVICE
NEWMARKET	NETWORK MAINTENANCE	CONTRACT SERVICE
NOR1	AWARD REVENUE	CONTRACT SERVICE
OPEN TABLE	READER BOARD SERVICES	CONTRACT SERVICE
OPEN TABLE	RESTAURANT	CONTRACT SERVICE
INTENT MEDIA	E COMMERCE SERVICE	CONTRACT SERVICE
ONE SAFE	ELECTRONIC STORAGE	CONTRACT SERVICE
PM HOOD & DUCT	KITCHEN & LAUNDRY EXHAUST	CONTRACT SERVICE
QUANTUM CLEANERS	CLEANING	CONTRACT SERVICE
SHARP BUSINESS SYSTEMS	COPIER MAINTAINCE	CONTRACT SERVICE
SHRED -IT	SHREDDING SERVICE	CONTRACT SERVICE
SIEMENS	FIRE ALARM SYSTEM	CONTRACT SERVICE
STANLEY	FIRE SYSTEM	CONTRACT SERVICE
TTI TECHNOLOGIES	TTI SUPPORT	CONTRACT SERVICE
AAA	ADVERTSING	CONTRACT SERVICE
Air Aroma	Air Frashner	CONTRACT SERVICE
ADP CORPORATE CONTRACT	PAYROLL SERVICE	CONTRACT SERVICE
AT&T	PHONE	CONTRACT SERVICE

Schedule E

ATM SYSTMS	ATM CONTRACT	CONTRACT SERVICE
BMI	BROADCAST MUSIC	CONTRACT SERVICE
BOOKING.COM	MONTHLY COMMISSION	CONTRACT SERVICE
Broadsoft Hospitality	JAZZ CALL	CONTRACT SERVICE
CENDYN	Eproposal	CONTRACT SERVICE
CENDYN	E-Concierge	CONTRACT SERVICE
CENTRADA	IT SUPPORT	CONTRACT SERVICE
CleanThe World Foundacion, INC	Hopitality Recycling Program	CONTRACT SERVICE
CINTAS CORPORATION	UNIFORM LAUNDRY	CONTRACT SERVICE
COSTAR REALTY INFORMATION	TENTANT WEB FOR LOCAL	CONTRACT SERVICE
DESIGN COMMUNICATIONS INC (DCI)	HOTEL PHONES	CONTRACT SERVICE
DESTINATION DC	MEMBERSHIP DUES	CONTRACT SERVICE
DIGITAL ALCHEMY	E MARKETING	CONTRACT SERVICE
DIRECT TV	CABLE	CONTRACT SERVICE
DMX, INC	DMX SERVICE	CONTRACT SERVICE
DOW JONES	NEWSPAPERS	CONTRACT SERVICE
Dominion Textile Service	Cleaning Commpany	CONTRACT SERVICE
DUNBAR	ARMOR	CONTRACT SERVICE
EXPEDIA	E COMMERCE SERVICE	CONTRACT SERVICE
HOTEL REV UP	REVENUE SUPPORT	CONTRACT SERVICE
KNOWLAND GROUP	READER BOARD SERVICES	CONTRACT SERVICE
MERCHANTS INFORMATION	CHECK BACKGROUND	CONTRACT SERVICE
MICROS SYSTEMS/Oracle	RESTARUANT SYSTEM MAINT	CONTRACT SERVICE
NATIONAL HOTEL-MOTEL ASS.	HOTEL DIRECTORY	CONTRACT SERVICE
PAETEC COMMUNICATIONS	LONG DISTANCE	CONTRACT SERVICE
PERFORMIC	PAID SEARCH	CONTRACT SERVICE

Schedule E

PURE SOLUTION	REVENUE BUILDING	CONTRACT SERVICE
Ripple Point	Comm. Manag. Services	CONTRACT SERVICE
ROBERTS OXYGEN	CO2	CONTRACT SERVICE
SESAC	MUISC	CONTRACT SERVICE
ST. MORITZ	SECURITY STAFF	CONTRACT SERVICE
STFTN ( HOTEL PRO)	STAFFING SERVICE	CONTRACT SERVICE
THE R MARTIN GROUP	AV SERVICE	CONTRACT SERVICE
TrustWave Holdings,Inc	TrustWave hotel security	CONTRACT SERVICE
TRAVEL CLICK	RUBICON	CONTRACT SERVICE
TRAVELPORT	DCA READER	CONTRACT SERVICE
TRAVELZOO	ADVERTSING	CONTRACT SERVICE
TRIPADVISOR	ECOMMERCE	CONTRACT SERVICE
THE TYSSENKRUPP	ELEVATOR	CONTRACT SERVICE
UPS	SHIPPING& HANDLING	CONTRACT SERVICE
US DIRECTORY ASSISTANCE	DIRECTORY ASSISTANCE	CONTRACT SERVICE
WASHINGTON POST	NEWSPAPERS	CONTRACT SERVICE
WORLD CINEMA, INC	HD CHANNEL	CONTRACT SERVICE
AMADEUS HOSPITALITY	HOT.Sos	CONTRACT SERVICE
Lightower	INTERNET SERVICE	CONTRACT SERVICE

0110570.0629622   4831-3403-8356v6

Schedule E